Department of the Treasury
                          Office of Thrift Supervision
                                Washington, D.C.

                                  FORM 10-KSB

      X          Annual Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

                                       OR

               Transition Report Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934

               For the transition period from _______ to ________

  For the fiscal year ended:                  Office of Thrift Supervision
      September 30, 1993                          Docket Number: 6498


                  JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A.
             (Exact name of registrant as specified in its charter)


              United States                          54-0680877
        (State or other jurisdiction             (I.R.S. Employer or
     of incorporation or organization)         Identification Number)

            550 Broadview Avenue
             Warrenton, Virginia                        22186
  (Address of principal executive office)            (Zip Code)

                                 (703) 347-3531
              (Registrant's telephone number, including area code)

       Securities Registered Pursuant to Section 12(b) of the Act:  None

          Securities Registered Pursuant to Section 12(g) of the Act:

                    Common Stock, par value $3.00 per share
                                (Title of Class)


          Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. YES X NO

     Transitional Small Business Disclosure Format (check one):   YES  X     NO


          Indicate  by check mark if disclosure of delinquent filers pursuant to
     Item 405 of Regulation S-B is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form
     10-KSB or any amendment to this Form 10-KSB.   X

          Issuer's revenues for its most recent fiscal year. $24,258,000

          As of December 13, 1993, the aggregate value of the 885,074 shares of Common Stock of the Registrant issued and outstanding on such date, excluding shares held by all directors and officers of the Registrant as a group, was approximately $7.1 million. This figure is based on the sales price of $8.00 per share of the Registrant's Common Stock on December 13, 1993.

          The number of shares of Common Stock outstanding as of December 13, 1993 was 1,310,876.

                      DOCUMENTS INCORPORATED BY REFERENCE

          List hereunder the following documents incorporated by reference and the Part of the Form 10-KSB into which the document is incorporated:

          (1) Portions of the Annual Report to Stockholders for the fiscal year ended September 30, 1993 are incorporated into Part II, Items 5-7 of this Form 10-KSB.

          (2) Portions of the definitive proxy statement for the 1993 AnnualMeeting of Stockholders are incorporated into Part III, Items 9-12 of this Form 10-KSB.





                                        PART I


     Item 1.  Business


          General. Jefferson Savings and Loan Association, F.A. ("Jefferson" or the "Association") is a federally-chartered stock savings and loan association headquartered in Warrenton, Virginia with six branch offices in Warrenton, Luray, Leesburg, Culpeper and Charlottesville, Virginia. The deposit accounts of Jefferson are insured by the Savings Association
     Insurance Fund ("SAIF"), which is administered by the Federal Deposit Insurance Corporation ("FDIC"). Jefferson was incorporated in Virginia in October, 1959, and opened for business in October, 1960 as Fauquier Savings and Loan Association. The Association acquired and merged several other financial institutions into it over the years including Jefferson Savings and Loan Association of Culpeper in 1972, Home Savings and Loan Association of Roanoke in 1975, and Charlottesville Savings and Loan Association in 1982. The Association converted to a federal stock charter in 1990 which was approved by stockholders at the 1991 Annual Meeting. Currently, Jefferson is the largest financial institution headquartered in Fauquier County, Virginia. At September 30, 1993, Jefferson had total assets of $284.3 million, deposits of $241.5 million, and stockholders' equity of $12.7 million or 4.46% of total assets at such date. The Association's executive offices are located at 550 Broadview Avenue, Warrenton, Virginia and its telephone number is (703) 347-3531.

          Jefferson's  principal  business   currently  consists  of  attracting
     deposits from the general public and using such funds, together with borrowings, to originate primarily residential real estate loans secured by first liens on residential real estate located in its market area and to invest in mortgage-backed securities. Jefferson also originates consumer loans, residential construction loans and non-residential loans (commercial real estate loans). In addition to the origination of loans and the investment in mortgage-backed securities, Jefferson invests its funds in the securities of the U.S. Government and its agencies and other investments permitted by law. Jefferson also operates four wholly-owned subsidiaries. Two of such subsidiaries, Jefferson Insurance Services, Inc. and Jefferson Investment Service Corp. are involved to a limited extent in insurance brokerage or acting as trustee for deeds of trust securing loans originated by the Association. The other two subsidiaries, Jefferson Funding Corporation ("JFC") and Jefferson Funding Corporation II ("JFC II") are finance subsidiaries which issued notes payable and mortgage collateral bonds, respectively, as sources of funds in 1985 and 1988, respectively. See "Sources of Funds - Borrowings."

          Jefferson's primary sources of income are derived from interest earned on its loan and investment securities portfolios and, to a lesser extent, fees charged for lending activities and for financial services. Its major expense categories are interest paid on deposits and borrowings and operating expenses.

          Deposits with Jefferson are insured to the maximum extent provided by law through the SAIF. The Association is subject to examination and comprehensive regulation by the Office of Thrift Supervision ("OTS") and the FDIC. Jefferson is a member of the Federal Home Loan Bank of Atlanta
     ("FHLB of Atlanta" or "FHLB"), which is one of the 12 regional banks comprising the Federal Home Loan Bank System ("FHLB System"). Jefferson is further subject to regulations of the Board of Governors of the Federal Reserve System governing reserves required to be maintained against deposits and certain other matters.

     Market Area

          The Association considers its primary market area to be the northern and central Virginia communities extending from Charlottesville west to Staunton and north to Washington, D.C. and the Maryland state line. The Association maintains its headquarters and one branch in Warrenton with additional branch offices in Leesburg, Culpeper, Luray and Charlottesville. Its branches are located in communities that can be characterized as either suburban and/or rural.

          Management believes that the Association's franchise lies within some of the best economic and geographic areas in the Commonwealth of Virginia. Per capita incomes and real estate values have historically been significantly above average compared with the rest of the state and the nation. The proximity to the Washington, D.C. area affords a strong potential for continued economic benefit from the major positive influence of the U.S. Government and the ancillary businesses and services which support our national government.

          However, excess commercial office and housing inventory, coupled with a regional economic decline, have adversely affected the Mid-Atlantic real estate market. The real estate market in this and other parts of the country has been weak since 1991 and it may take substantial time for the market to absorb the existing real estate inventory. Recovery of the Mid-Atlantic real estate market also may be adversely affected in the future by the disposition of a substantial amount of real estate by financially troubled financial institutions, as well as by the Resolution Trust Corporation ("RTC").



     Certain Ratios

          The following  table  sets  forth  certain  financial  ratios  of  the
     Association  for the  periods indicated.   Averages  are based  on year-end
     balances.

                                               Year Ended September 30,
                                           1991          1992           1991
     Return on assets (net income
      (loss) divided by average total
      assets)                               .29%         (.31)%          .19%

     Return on equity (net income
      (loss) divided by average
      equity)                              6.93%      (10.65)%         10.33%

     Equity to assets ratio (average
      equity divided by average total
      assets)                              4.17%         2.92%          1.81%

     Dividend payout ratio (dividends
      declared per share divided by
      net income per share)                N/A             N/A            N/A


     Mortgage-Backed Securities

          Jefferson purchases mortgage-backed securities ("mortgage-backed securities" or "MBSs") and/or exchanges residential real estate mortgage loans for such securities from time to time. At September 30, 1993, Jefferson's investment of $51.2 million MBSs consisted of $36.1 million of Federal Home Loan Mortgage Corporation ("FHLMC") participation certificates ("PCs"), $12.2 million in Federal National Mortgage Association ("FNMA") REMIC MBSs, and $2.9 million in FNMA certificates. Fixed-rate MBSs totaled $28.7 million and variable-rate MBSs totaled $22.5 million at September 30,
     1993.    At  September  30,  1993, MBSs available-for-sale totalled $8.9 million, and MBSs held-to-maturity totalled $42.3 million.

             The following table sets forth the carrying value and market value of the Association's MBS's at the dates indicated.


                                            At September 30,
                                        1993      1992      1991
                                        (Dollars in Thousands)
     Carrying value                   $51,173   $50,589   $79,491
     Gross unrealized gains
      (held-to-maturity)                1,355     2,694     1,324
     Gross unrealized loss
      (held-to-maturity)                (115)        --     (294)
     Market value                     $52,413    $5,283   $80,521

          Of the MBS's with a carrying value of $51.2 million at September 30, 1993, $4.8 million are pledged to secure deposits by government agencies and $25.4 million are pledged as collateral for other borrowings.

          For further information on MBSs, see Note 3 in the Notes to Consolidated Financial Statements in the Association's 1993 Annual Report to Stockholders ("Annual Report").

     Lending Activities

          General.    Although federal  laws  and  regulations permit  federally chartered savings institutions, such as Jefferson, to originate and purchase loans secured by real estate located throughout the United States, substantially all of the Association's current lending is done within the Commonwealth of Virginia, and in particular within the proximity of its branch locations. Subject to the Association's loans-to-one borrower limitation, the Association is permitted to invest without limitation in residential mortgage loans and up to 400% of its capital in loans secured by non-residential or commercial real estate. Jefferson may also invest in secured and unsecured consumer loans in an amount not exceeding 35% of the Association's total assets; however, such limit may be exceeded for certain types of consumer loans, such as home equity loans secured by residential real property. In addition, the Association may invest up to 10% of its total assets in secured and unsecured loans for commercial, corporate, business or agricultural purposes. The Association's lending activities have been focused on residential real estate lending, both permanent and construction, and, to a lesser extent, consumer lending, including home equity loans. However, during fiscal 1994, the Association intends to emphasize the origination of non-residential real estate loans. Although the amount of such originations will depend on market conditions and other factors although, the Association does not presently anticipate such originations to exceed $15.0 million in fiscal 1994. Generally, individual

                                          3






     loans would be limited to $800,000 and would be secured by real property located primarily in the Association's market area.

          Loan Portfolio Composition. At September 30, 1993, Jefferson's net loan portfolio, which is total loans (including MBS's amounting to $51.2 million) less loans in process, allowance for loan losses, unearned discount and deferred fees, totaled $221.1 million ("net loan portfolio"), representing approximately 77.8% of its total assets of $284.3 million at that date. At September 30, 1993, Jefferson's total loan portfolio (including MBS's) amounted to $226.0 million. The Association's total loan portfolio at September 30, 1993 consisted primarily of one-to-four family residential mortgage loans (including $51.2 million of MBSs), non-residential and commercial loans and home equity loans. At September 30, 1993, $160.4 million or 72.5% and $32.4 million or 14.7% of the Association's net loan portfolio consisted of one-to-four family residential real estate loans (including $8.1 million of construction loans) and non-residential and commercial loans, respectively. At such date, the Association had $24.7 million or 11.1% of its net loan portfolio invested in consumer loans, which included, among other things, loans secured by real estate (including home equity loans), loans secured by deposit accounts, vehicle loans and unsecured loans (including lines of credit).

          The following table sets forth the composition of the Association's loan portfolio by type of security and type of loan at the dates indicated.

                                                                                 September 30,
                                             1993                 1992               1991              1990                1989

                                       Amount       %       Amount      %      Amount      %     Amount      %       Amount      %
                                                                           (Dollars in Thousands)
      Loans by Type of Security:

        Mortgage loans:
          One-to four-family         $160,389     72.5%  $167,481    70.7%  $213,938    74.2%  $242,764    77.2%   $268,663   81.5%
          Multi-family                  8,457      3.8      8,165     3.4      9,129     3.2      5,988     1.9       6,050    1.8
          Non-residential and
           commercial                  32,442     14.7     37,176    15.7     39,676    13.8     45,787    14.6      47,150   14.3
              Total mortgage loans    201,288     91.0    212,822    89.8    262,743    91.2    294,539    93.7     321,863   97.6

        Consumer loans:
          Deposit                       1,014      0.4      1,099     0.5      1,150     0.4        931     0.3         875    0.3
          Home equity                  21,102      9.5     23,616    10.0     23,563     8.2     17,385     5.5       7,476    2.3
          Other                         2,599      1.2      3,878     1.6      5,869     2.0      8,052     2.6       6,894    2.1


                                      4


                TOTAL LOANS           226,003    102.1    241,415   101.9    293,325   101.8    320,907   102.1     337,108  102.3

        Less: Loans in process         (3,118)    (1.4)    (3,193)   -1.4     (3,665)   -1.3     (4,848)   -1.5      (5,357)  -1.6
              Deferred fees              (124)      --        (57)    --        (114)    -.-       (358)   -0.1      (1,054)  -0.3
              Unearned discount           (21)      --       (103)    --        (279)   -0.1       (580)   -0.2        (783)  -0.2
              Allowance for losses     (1,602)    (0.7)    (1,288)   -0.5     (1,135)   -0.4       (873)   -0.3        (798)  -0.2
                NET LOANS            $221,138    100.0%  $236,774   100.0%  $288,132   100.0%  $314,248   100.0%   $329,116  100.0%

      Loans by Type of Loan:

        Mortgage loans:
          Fixed-rate                 $ 34,579     15.6%  $ 46,747    19.7%  $ 41,865    14.5%  $ 46,549    14.8%   $ 88,050   26.8%
          Adjustable-rate             107,416     48.6    105,523    44.6    127,221    44.2    151,684    48.2     136,528   41.3
          Construction loans            8,120      3.7      9,963     4.2     14,166     4.9     16,906     5.4      13,691    4.2
           Mortgage-backed securities:
             Fixed-rate                28,722     13.0     38,907    16.4     64,032    22.2     67,419    21.5      83,594   25.4
             Adjustable-rate           22,451     10.1     11,682     4.9     15,459     5.4     11,981     3.8          -      -
          Consumer loans:
             Home equity               21,102      9.5     23,616    10.0     23,563     8.2     17,385     5.5       7,476    2.3
             Deposit and other          3,613      1.6      4,977     2.1      7,019     2.4      8,983     2.9       7,769    2.3
                TOTAL LOANS           226,003    102.1    241,415   101.9    293,325   101.8    320,907   102.1     337,108  102.3
        Less: Loans in process         (3,118)    (1.4)    (3,193)   -1.4     (3,665)   -1.3     (4,848)   -1.5      (5,357)  -1.6
              Deferred fees              (124)      --        (57)    --        (114)    -.-       (358)   -0.1      (1,054)  -0.3
              Unearned discount           (21)      --       (103)    --        (279)   -0.1       (580)   -0.2        (783)  -0.2
              Allowance for losses     (1,602)    (0.7)    (1,288)   -0.5     (1,135)   -0.4       (873)   -0.3        (798)  -0.2
                NET LOANS            $221,138    100.0%  $236,774   100.0%  $288,132   100.0%  $314,248   100.0%   $329,116  100.0%


          Contractual  Repayments.     The   following  table  sets   forth  the
     contractual principal repayments of the total loan portfolio of the Association as of September 30, 1993 by categories of loans. Adjustable and floating-rate loans are included in the period in which such loans are contractually due.

                                          Principal Repayments Contractually Due
                         Principal                         In Year(s) Ending September30,
                          Balance                                             1997-       1999-     2004 and
                       September 30,     1994         1995         1996       1998        2003     Thereafter
                           1993                              (Dollars in Thousands)
      Real estate        $141,995      $ 2,920       $1,608      $2,495   $20,964       $18,776     $95,232
      mortgage loans

      Real estate           8,120        8,120           --          --        --            --           --
      construction
      loans

      Mortgage-backed      51,173           --           --          --        --            --       51,173
      securities

      Consumer             24,715       22,975          530         482       728            --           --
      loans(1)

           Total(2)       226,003      $34,015       $2,138      $2,977   $21,692       $18,776     $146,405

     ___________________

     (1) Loans secured by deposit accounts and home equity loans aggregating $22.1 million at September 30, 1993 are assumed to contractually mature in 1994.

     (2) Of the $192.0 million of principal repayments contractually due on or after September 30, 1994, $63.9 million have fixed-rates of interest and $128.1 million have adjustable or floating-rates of interest.

          Contractual principal loan repayments do not necessarily reflect the actual term of the Association's loan portfolio. The average life of loans is substantially less than their contractual terms because of loan payoffs and prepayments and because of enforcement of the due-on-sale clause, which gives the Association the right to declare a loan immediately due and payable in the event, among other things, that the borrower sells the real property subject to the mortgage. The average life of mortgage loans tends to increase, however, when market mortgage loan rates substantially exceed rates on existing mortgage loans and, conversely, decrease when rates on existing mortgage loans substantially exceed market mortgage loan rates.

          Originations, Purchases, Repayments and Sales of Loans. The Association has general authority to originate and purchase loans secured by real estate located throughout the United States. However, consistent with its emphasis on being a community-oriented financial institution, the Association generally concentrates its lending activities in its primary market area. The Association generally has not originated loans secured by real estate located outside the Commonwealth of Virginia although it has, to a limited extent, purchased whole loans or participations therein secured by property located outside the Commonwealth of Virginia.

          Residential   real  estate  loans  typically  are  originated  through
     salaried loan officers, or are attributable to depositors, walk-in customers, advertising and referrals from real estate brokers and developers. Consumer loan originations are attributable largely to depositors, walk-in customers and advertising. Construction and non-residential loan originations are typically attributable to referrals from builders and developers. All loan applications are evaluated by the Association's staff to ensure compliance with the Association's underwriting standards. See "- Loan Underwriting Policies."

          The Association did not purchase any whole loans or participations therein in fiscal 1993, 1992 or 1991.

          In recent years, the Association has sold participation interests in loans to institutional investors, primarily the FNMA. As a result of competitive pressures, the interest rate environment and customer preference in the Association's primary market area for fixed-rate mortgage loans, the Association has continued to originate long-term, fixed-rate residential mortgage loans. Substantially all of such loans are originated under terms and conditions which will permit their sale in the secondary mortgage market in order to (i) reduce the proportion of the Association's loan portfolio comprised of fixed-rate assets, (ii) replenish funds for continued residential lending activity and (iii) generate noninterest income. The Association is a qualified servicer for the FHLMC and the FNMA. Jefferson has participated in various programs of FHLMC and FNMA and, at September 30, 1993, serviced $70.9 million of mortgage loans for FHLMC and FNMA, and $7.1 million of mortgage loans for other investors.

          The Association periodically packages portions of its adjustable-rate and fixed-rate residential mortgage loan portfolio, exchanging it for FHLMC PCs. Jefferson retains the servicing of the mortgage loans and pays a negotiated management and guarantee fee to FHLMC. Jefferson exchanged $4.1 million of residential mortgage loans for FHLMC PCs during fiscal 1993. The Association may conduct such exchanges in future periods with FHLMC or FNMA in order to meet its goal of facilitating liquidity, creating collateral for governmental deposits, and reducing its risk-based capital requirement. Although assets such as FHLMC PCs and other MBS's can improve the Association's liquidity by being saleable in the secondary market, such assets have an interest rate risk similar to that of the underlying mortgages collateralizing the MBSs. At September 30, 1993, the Association owned $51.2 million of MBSs. Jefferson has primarily used the MBSs in its reverse repurchase agreement transactions and as collateral for governmental deposits and other borrowings. See "Sources of Funds - Borrowings."

          The following table sets forth the changes in the composition of Jefferson's loan and MBS's portfolios (including loans held for sale) during the periods indicated.
                                                 Year Ended September 30,
                                                1993        1992      1991
                                                  (Dollars in Thousands)
      Loans Receivable

      Additions:
      Loan originations:(1)
        Residential (one-to four-family)    $ 88,055   $ 83,771   $ 37,194
        Residential (five or more)               613         --         --
        Non-residential and commercial           476         --      2,164

        Land                                   1,973      1,343        499
        Consumer                              11,902     12,147      8,758
      Total originations                     103,019     97,261     48,615
      Transfer from real estate owned          1,256         --         --
      Changes in loans in process                 75        472      1,183
        Total additions                      104,350     97,733     49,798


      Reductions:
      Loans sold                              63,859     57,227     26,512
      Principal repayments on loans           50,651     58,871     32,303
      Transfer to mortgage-backed              4,055         --     13,161
      securities

      Transfer to real estate owned            1,412      2,724      2,893
      Amortization of deferred fees and           15        233        544
      unearned discount
      Changes in loan loss allowance             314        153        262
      Other changes                              264        981        330
        Total reductions                     120,570    120,189     76,005
      Net decrease in loans receivable      $(16,220)  $(22,456)  $(26,207)


      Mortgage-backed securities
      Additions:
      Mortgage-backed securities purchased  $ 22,661   $     --   $ 32,277
      Transfer from loans receivable           4,055         --     13,161

      Net unrealized gain                        161         --         --
      Amortization of premiums and
       discounts, net                             71         82         49
        Total additions                       26,948         82     45,487
      Reductions:
      Mortgage-backed securities sold, net     8,267     15,869     37,298
      Principal repayments on mortgage-       18,097     13,115      8,098
      backed securities

        Total reductions                      26,364     28,984     45,396
      Net increase (decrease) in mortgage-  $    584   $(28,902)   $    91
      backed securities
     _______________________

 (1) The Association did not purchase any loans in fiscal 1993, 1992 or 1991.

          Loan Underwriting Policies. The Association's lending activities are subject to the Association's written, non-discriminatory underwriting standards and to loan origination procedures prescribed by the Association's Board of Directors and its management. Detailed loan applications are obtained to determine the borrower's ability to repay, and the more significant items on these applications are verified through the use of credit reports, financial statements and confirmations. Property valuations are performed by independent outside appraisers approved by the Association's Board of Directors.

          The Loan Committee consists of the President, Senior Vice Presidents of Lending and Retail Banking, a Vice President for Loan Origination, and one rotating member of the Board of Directors. The Loan Committee is authorized to approve real estate loans up to $500,000, construction loans up to $250,000, and other secured and unsecured loans up to $100,000. Any loan in excess of these amounts must be approved by the Board of Directors.

          It is the Association's policy to obtain a mortgage creating a valid lien on real estate and to obtain a title insurance policy that insures the property is free of prior encumbrances. When a title insurance policy is not obtained, an attorney's certificate of title is received. Borrowers must also obtain hazard insurance policies prior to closing and, when the property is in a flood plain as designated by the Department of Housing and Urban Development, flood insurance policies. Most borrowers are also required to advance funds on a monthly basis together with each payment of principal and interest to a mortgage escrow account from which the Association makes disbursements for items such as real estate taxes, private mortgage insurance and hazard insurance. Other escrow account disbursements may include life insurance or flood insurance.

          The Association is permitted to lend up to 100% of the appraised value of the real property securing a mortgage loan. However, if the amount of a residential loan originated or refinanced exceeds 90% of the appraised value, the Association is required by federal regulations to obtain private mortgage insurance of that portion on the principal amount of the loan that exceeds 90% of the appraised value of the property. The Association generally limits the loan-to-value ratio on a single-family residential mortgage loan to 80% although the Association will make a single-family ( also referred to as one-to four-family) residential mortgage loan with up to a 95% loan-to-value ratio if the required private insurance is obtained. The Association has generally limited the loan-to-value ratio on commercial real estate mortgages to 75%.

          Under federal regulations prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA") on

     August 9, 1989, the aggregate amount of loans that the Association could make to any one borrower, including related entities, generally was limited to the lesser of 10% of the Association's withdrawable deposits or 100% of its capital for regulatory purposes. However, as a result of FIRREA, the aggregate amount of loans that the Association may make to one borrower is limited to 15% of the Association's unimpaired capital and surplus. For a discussion of FIRREA and its impact on the Association, see "Regulation." Loans in an additional amount equal to 10% of the Association's unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. Under the provisions of FIRREA, loans which exceeded the permitted limit on the effective date of the new rules were deemed not to be in violation of the new rules, but the aggregate principal balance of such loans cannot be increased beyond the amount legally committed to prior to FIRREA. However, the institution must use its best efforts to reduce its interest therein in order to bring such loans into compliance with the new standard. The maximum amount of loans which the Association could have made to one borrower as of September 30, 1993 was approximately $1.9 million based on 15% of its unimpaired capital and surplus. As of September 30, 1993, the largest aggregate amount of any such loan by the Association to any one borrower was $2.7 million which consists of one commercial real estate loan secured by a 156 room full-service hotel in Asheville, North Carolina. At September 30, 1993, the loan was 60 days delinquent. On December 31, 1993, the loan was current. The loan was originated prior to FIRREA and was within the Association's loans-to-one borrower limit at such time. The Association will continue to use its best efforts to bring this nonconforming loan into compliance with the new loans-to-one borrower limitations.

          Interest  rates  charged  by the  Association  on  loans  are affected principally by competitive factors, the demand for such loans and the supply of funds available for lending purposes. These factors are, in turn, affected by general economic conditions, monetary policies of the federal government, including the Federal Reserve Board, tax policies, budgetary matters and deficit spending.

          Residential Real Estate Lending. The Association historically has been and continues to be primarily an originator of single-family residential real estate loans in its primary market area. The Association currently originates fixed-rate residential mortgage loans and ARMS for terms of up to 30 years, although a substantial portion of such loans are amortized over 15 years. At September 30, 1993, $160.4 million or 72.5% of the Association's total loan portfolio consisted of single-family, residential loans (including mortgage-backed securities and residential construction loans). The Association originated $88.1 million of single-family residential mortgage loans and loans for the construction of single-family residential properties in fiscal 1993 compared to $83.8 million and $37.2 million of such loans in fiscal 1992 and 1991, respectively. The increased originations in fiscal 1993 and 1992 reflected a heavy volume of refinancings caused by low interest rates. The Association intends to continue to emphasize the origination of permanent loans secured by first mortgage liens on single-family residential properties in the future.

          The residential ARMs currently offered by the Association have interest rates which adjust annually based upon changes in an index based on the weekly average yield on United States Treasury securities adjusted to a constant comparable maturity of one year, as made available by the Federal Reserve Board, plus a margin. The amount of any increase or decrease in the interest rate is, in most cases, presently limited to 2% per year, with a limit of 5% or 6% over the life of the loan. The ARMs offered by the Association, as well as many other savings institutions, provide for initial rates of interest below the rates which would prevail when the index used for repricing is applied. However, the Association underwrites the loan on the basis of the borrower's ability to pay at the initial rate which would be in effect without the discount.

          The Association has emphasized and will continue to emphasize the origination of ARMs as well as other types of loans with adjustable rates or call provisions in order to reduce the impact of rapid increases in market rates of interest on its results of operations. ARM originations totalled $34.1 million, $13.6 million and $8.4 million during fiscal 1993, 1992 and 1991, respectively, and constituted 62%, 84% and 77%, respectively, of the Association's total originations of single-family residential mortgage loans and construction loans for single-family residential properties during such periods. At September 30, 1993, $138.0 million or 69% of the Association's total mortgage loan portfolio (excluding consumer loans), had adjustable interest rates. However, the interest rates of the Association's ARMs may not adjust as rapidly as changes in its cost of funds. Furthermore, although the Association believes that the 5% or 6% lifetime limit on the increase in the interest rate on the loan is sufficient to protect the Association from substantial long-term increases in interest rates, it is possible that such caps may restrict the interest-rate sensitivity of the loans in the event of rapid and substantial increases in market rates of interest.

          Although the Association has continued to emphasize the origination of ARMs, competitive market pressures and historically low interest rates have resulted in the Association's continued origination of fixed-rate mortgage loans with 15- and 30-year terms. Virtually all fixed-rate residential mortgage loans are originated under terms and conditions which permit their sale in the secondary market and include due-on-sale clauses as a means of increasing the rate of interest on existing lower rate loans by negotiating new interest rates and terms at the time of sale. Since September 30, 1991, the Association has originated $149.6 million of mortgage loans held for sale, which consist primarily of fixed-rate mortgage loans, of which $147.6 million have been sold in the secondary market, with servicing retained, and none have been sold in the secondary market with servicing released. At September 30, 1993, $63.3 million or 28.6% of the Association's total mortgage loan portfolio consisted of long-term, fixed-rate residential mortgage loans.

          Consumer Lending. Under applicable law, the Association may make secured and unsecured consumer loans in an aggregate amount up to 35% of the institution's total assets. The 35% limitation does not include home equity loans (loans secured by the equity in the borrower's residence but not necessarily for the purpose of improvement), home improvement loans or loans secured by deposits. The Association offers consumer loans in order to provide a range of financial services to its customers and because the shorter term and normally higher interest rates on such loans help the Association earn a higher interest rate spread between its average loan yield and its cost of funds. On all consumer loans originated, the Association's underwriting standards include a determination of the applicant's payment history on other debts and an assessment of the borrower's ability to meet existing obligations and payments on the proposed loan. Jefferson has emphasized a wide variety of consumer loans in recent years in order to provide a full range of financial services to its customers. Consumer loan products offered include home equity lines of credit, installment loans, second trusts, personal loans, automobile loans, credit card loans, and loans secured by deposit accounts. Jefferson has expanded its consumer lending operations primarily by emphasizing home equity lines of credit.

          Certain individual income tax changes in recent years have resulted in increased demand for home equity lines of credit, as Jefferson's customers sought to take advantage of the interest deductibility on such loans. Also, competition from non-financial entities in terms of rates and maturity terms have affected Jefferson's ability to attract other types of consumer loans, such as automobile loans and unsecured loans. Therefore, Jefferson has focused its consumer lending on home equity lines of credit.

          As of September 30, 1993, Jefferson's consumer loan portfolio totaled $24.7 million or 11.1% of the total loan portfolio. At September 30, 1993, the composition of the portfolio consisted of $21.1 million of home equity lines of credit, $800,000 of automobile loans, $1.6 million of miscellaneous consumer loans, $215,000 of credit card loans and $1.0 million of loans secured by deposit accounts.

          Construction Lending. In order to provide diversification and sensitivity to interest rate changes, Jefferson provides acquisition and construction financing for unimproved and improved properties to be used for residential purposes. These loans have interest rates which adjust to changing market rates and are limited to the Association's local market area. The terms of the Association's construction loans range from three to twelve months and generally do not include an interest reserve to cover the cost of borrowing. The maximum loan-to-value ratio for the Association's construction loans is presently 80% of the appraised value of the property on an as completed basis.

          Jefferson's construction loans are subject to underwriting criteria which include reviews of previous projects and past performance of the borrower, the amount of borrower's equity in the project, independent appraisals and review and valuation of the cost estimates, pre-construction sale and leasing data, and cash flow projections expected from the project. Also, Jefferson requires personal guarantees by the borrowers. As of September 30, 1993, the Association's construction loan portfolio totaled $8.1 million, or 3.7% of the total loan portfolio. Of such amount, approximately $424,000 represents residential construction loans for pre-sold single-family residential homes and $5.1 million represents construction/permanent loans to the borrower who will be the owner resident.
     The remaining $2.6 million represents primarily developed lots, land loans and model homes.

          Prior to making a commitment to fund the loan, the Association requires an appraisal of the property by appraisers approved by the Commonwealth of Virginia and the Board of Directors. The Association also reviews and inspects each project at the commencement of construction and prior to every disbursement of funds during the term of the construction loan. Advances are made on a basis of cost to complete.

          Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction or development and the estimated cost (including interest) of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, the Association may be required to advance funds beyond the amount originally committed to permit completion of the development. If the estimate of value proves to be inaccurate, the Association may be confronted, at or prior to the maturity of the loan, with a property having a value which is insufficient to assure full repayment.

          Generally, Jefferson attempts to limit these risks by, among other things, adopting conservative underwriting standards and originating such loans primarily in its market area and requiring affirmative lien coverage by an approved title insurance company. In addition, as stated above, a majority of Jefferson's construction loans are originated on a pre-sold basis in which the Association makes the permanent mortgage loan as well.

          Non-Residential Real Estate and Commercial Lending. Non-residential real estate loans originated by the Association are primarily secured by small office buildings, hotels, light industrial properties and warehouses. These loans are generally for a term of up to 20 years with an interest rate that adjusts annually based upon changes in an index based on the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year plus a margin. Originations of such loans are presently limited to the local market area and are done on an individual exception only basis. Jefferson originates commercial loans on a very limited basis. As of September 30, 1993, commercial and non-residential mortgage loans totaled $32.5 million or 14.7% of the net loan portfolio. Jefferson originated $476,000, $0 and $2.2 million of commercial and non-residential real estate loans in fiscal 1993, 1992 and 1991, respectively. However, during fiscal 1994, the Association intends to emphasize the origination of non-residential real estate loans. Although the amount of such originations will depend on market conditions and other factors. However, the Association does not presently anticipate such originations to exceed $15.0 million in fiscal 1994. Generally, individual loans would be limited to $800,000 and would be secured by property located in its market area.

          Commercial real estate lending entails significant additional risks as compared with residential property lending. Commercial real estate loans typically involve large loan balances to single borrowers or groups of related borrowers. The payment experience on such loans is typically dependent on the successful operation of the real estate project. These risks can be significantly impacted by supply and demand conditions in the market for office and retail space, and as such may be subject to a greater extent to adverse conditions in the economy generally. To minimize these risks, Jefferson generally limits itself to a real estate market and/or to borrowers with which it has substantial experience. The Association is permitted under FIRREA to make loans to any borrower in an amount up to 15% of its unimpaired capital and surplus (approximately $1.9 million at September 30, 1993). The Association has not originated loans to any one borrower or project in excess of its applicable limit since the enactment of FIRREA. At September 30, 1993, nonperforming non-residential real estate loans amounted to $1.3 million or approximately 48.7% of total nonperforming loans of $2.7 million at such time. See "- Nonperforming Loans and Real Estate Owned."

          Jefferson evaluates all aspects of non-residential real estate loan transactions in order to mitigate risk. The Association seeks to ensure that the property securing the loan will generate sufficient cash flow to adequately cover operating expenses and debt service payments. To this end, permanent commercial real estate loans are generally originated with a loan-to-value ratio of 75% or less. In addition, the Association also seeks to obtain the personal guarantee of the borrower. In underwriting non-residential real estate loans, consideration is given to the property's operating history, future operating projections, current and projected occupancy, position in the local and regional market, location and physical condition. The underwriting analysis also includes credit checks and a review of the financial condition of the borrower. A narrative appraisal report, prepared by an outside appraiser who must be certified by the Commonwealth of Virginia with a general appraisers designation selected from a list of appraisers approved by the Association's Board of Directors, is commissioned by the Association to substantiate property values for commercial real estate loan transactions, which appraisal, in final form, the Association obtains prior to closing the loan.

          Land Development and Acquisition Loans. To a limited extent, the Association originates loans to builders and developers for the acquisition and/or development of vacant land. The proceeds of the loan are used to acquire the land and/or to make site improvements necessary to develop the land into saleable lots and to comply with bonding requirements of local governments. The term of such loans ranges from three years to 15 years with some requiring interest only payments during the term of the loan and the principal balance due at the end of the term. Originations of land development and acquisition loans have been limited to $2.0 million, $1.4 million and $499,000 in fiscal 1993, 1992 and 1991, respectively.


                                          14







          Land development and acquisition loans involve significant additional risks when compared with loans on existing residential properties. These loans typically involve large loan balances to single borrowers, and the payment experience is dependent on the successful development of the land and the sale of the lots. These risks can be significantly impacted by supply and demand conditions. To minimize these risks, Jefferson generally limits the loans to builders and developers with whom it has substantial experience or who are otherwise well-known to the Association. The Association also requires feasibility studies and market analyses to be performed with respect to the project and requires affirmative lien coverage from a title insurance company. The amount of the loan is limited to 75% or less of the value of developed land or 65% or less on the value of raw land. All of the Association's land acquisition and development loans are secured by property located within the Association's market area. Such loans amounted to $5.9 million or 2.7% of the total loan portfolio at September 30, 1993. Such amount is included in the Association's non-residential and commercial loan portfolio at September 30, 1993.

          Fee Income. In addition to interest earned on loans, Jefferson receives income from fees in connection with loan service fees, loan modifications and extensions, late payments, credit report fees, changes of property ownership and for miscellaneous services related to its loans. Income from these activities varies from period to period consistent with the volume and type of loans made and purchased.

          Jefferson charges loan origination fees which are calculated as a percentage of the amount borrowed and such fees are accounted for in accordance with generally accepted accounting principles. Loan origination fees generally range from one to three percent of the amount borrowed in the case of a mortgage loan. Such fees are usually not obtained in connection with consumer loans.

          At September 30, 1993, Jefferson was servicing $78.0 million of loans owned by others compared to $109 million and $62 million at September 30, 1992 and 1991, respectively. As the portfolio of ARMs grows and seasons, and FHLMC and FNMA develop new programs for securitizing ARMs, Jefferson may exchange ARM loans for MBSs, thus increasing loans serviced for others.
      Loan servicing fee income amounted to $355,000 and $268,000 during fiscal 1993 and fiscal 1992, respectively.

          In September, 1993, the Association sold $63 million of mortgage loan servicing rights for mortgage loans previously sold to FNMA. This transaction resulted in a gain of $770,000. The servicing was internally originated, and there was no intangible asset associated with the servicing rights sold. The loans had an average servicing fee of 25 basis points. There were no such sales in fiscal 1992.

     Nonperforming Loans and Real Estate Owned

          When a borrower fails to make a required loan payment, the Association attempts to cause the default to be cured by contacting the borrower. In general, contacts are made after a payment is more than 15 days past due at

                                          15


     which time a late charge is assessed. Defaults are cured promptly in most cases. If the delinquency on a mortgage loan exceeds 90 days and is not cured through the Association's normal collection procedures, or an acceptable arrangement is not worked out with the borrower, the Association will institute measures to remedy the default, including commencing a foreclosure action or, in special circumstances, accepting from the borrower a voluntary deed of the secured property in lieu of foreclosure with respect to mortgage loans or titles and possession of collateral in the case of consumer loans.

          If foreclosure is effected, the property is sold at a public auction in which the Association may participate as a bidder. If the Association is the successful bidder, the acquired real estate property is then included in the Association's real estate owned account until it is sold. The Association is permitted under federal regulations to finance sales of real estate owned by "loans to facilitate," which may involve more favorable interest rates and terms than generally would be granted under the Association's underwriting guidelines. At September 30, 1993, the Association had loans to facilitate amounting to approximately $2.3 million, which, if necessary, have been appropriately adjusted to reflect market interest rates for accounting purposes.

          Loans are placed on nonaccrual status after being delinquent 90 days. When a loan is placed on a nonaccrual status, interest accrued but not received is reversed against interest income. A nonaccrual loan may be restored to an accrual basis when principal and interest payments are current and full payment of principal and interest is expected.

          Jefferson's loss and delinquency experience on its residential real estate loan portfolio has been limited by a number of factors, including Jefferson's underwriting standards. Whether Jefferson's loss and delinquency experience increases significantly depends upon the value of the real estate securing its loans, economic factors such as an increase in unemployment, and the ability of borrowers with ARM loans to make increased payments if interest rates increase. In addition, the value of real estate fluctuates and could decline significantly. Significant reductions in real estate values could also substantially increase the risk associated with home equity loans. As a result of economic conditions and other factors beyond Jefferson's control, Jefferson's future loss and delinquency experience cannot be accurately predicted.

          Real estate acquired by the Association as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired, it is recorded at the lower of carrying or market value at the date of acquisition and any resulting write-down is charged to the allowance for loan losses. To the extent there is further decline in value, that amount is charged to operating expense. All costs incurred in maintaining the Association's interest in the property are capitalized between the date the loan becomes delinquent and the date of acquisition in an amount which may not exceed the estimated fair value. After the date of acquisition, all costs incurred in maintaining the property are expensed and costs incurred for the

                                          16


     improvement  or development of such  property are capitalized  in an amount
     which   may  not  exceed  the  estimated  fair  value  less  the  estimated disposition costs.

          The accounting profession has issued Statement of Position SOP 92-3 ("SOP 92-3") which provides guidance on measuring foreclosed assets and in-substance foreclosed assets after foreclosure. The Statement applies to all assets obtained through foreclosure or repossession, except for inventories, marketable equity securities and real estate previously owned by the lender under certain conditions. Under SOP 92-3 there is a rebuttable presumption that foreclosed assets are held for sale. SOP 92-3 recommends that foreclosed assets held for sale be carried at the lower of
     (a) fair value minus estimated costs to sell, or (b) cost. Foreclosed assets held for the production of income are treated the same way they would be had the assets been acquired in a manner other than through foreclosure. The Association's accounting for its real estate owned complies with the guidance set forth in SOP 92-3.

          In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses the accounting by creditors for impairment of all loans, uncollateralized as well as collateralized, loans that are measured at fair value or at the lower of cost or fair value, leases, loans restructured in a troubled debt restructuring, and debt securities. It requires that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The creditor should also evaluate the collectibility of both contractual interest and contractual principal when assessing loss accruals. The Statement is effective for fiscal years beginning after December 15, 1994. Management of the Association does not believe that implementation of the Statement, when adopted, will have a materially adverse effect on the Association's financial condition or results of operations.




          The following table sets forth information regarding non-accrual loans and real estate owned held by the Association at the dates indicated. At September 30, 1993, the Association did not have any troubled debt restructurings.

                                          September 30,
                                1993           1992           1991
                                      (Dollars in Thousands)

      Nonaccural loans
        Residential         $  1,205       $    626       $  1,338
        Non-residential        1,298          1,204          4,305


                                          17



        Construction             154            112            263
        Consumer                   9             24            523
          Subtotal             2,666          1,966          6,429

      Real estate owned

        Residential              770          2,775          1,948
        Non-residential        6,938          6,308          7,764
        In-substance             611          1,365             --
      foreclosure
          Subtotal             8,319         10,448          9,712
      Total nonperforming    $10,985       $ 12,414        $16,141
      assets

      Total nonperforming
      assets                    3.86%          4.12%          4.98%
        to total assets


          Loans are treated as in-substance foreclosure if the borrower has little or no equity in the collateral, the cash flow to repay the loan can only be expected to come from the operation or sale of the collateral, and the borrower has abandoned control of the collateral or it is doubtful that the borrower will be able to repay the loan in the foreseeable future. The one loan of $611,000 classified as an in-substance foreclosure at September 30, 1993 is a single-family residence located in Warrenton, Virginia. The Association obtained title to the property in October, 1993.

          If the nonaccrual loans and loans deemed to be in-substance foreclosures at September 30, 1993 had been current in accordance with their terms for the year ended September 30, 1993 (or from the date of origination if originated during such period), the total interest income on such loans for fiscal 1993 would have increased $670,300. The Association did not accrue any interest income on such loans in fiscal 1993.

          Nonaccrual loans. The $1.2 million of nonperforming residential real estate loans at September 30, 1993 consists of twelve loans secured by single-family property located primarily in the Association's market area. As of September 30, 1993, the Association had established approximately $170,000 of interest reserves based on these loans, but had not established any specific loan loss reserves. No loan exceeded $198,000.

          The $1.3 million of nonperforming non-residential real estate loans at September 30, 1993 primarily consists of one loan secured by a bowling alley. At September 30, 1993, the Association had established approximately $458,000 in interest reserves and had not established any specific loan loss reserves on this loan. This loan, with an outstanding principal balance of $1.1 million at September 30, 1993, is collateralized by a bowling alley in Grafton, Virginia (near Newport News). Such amount represents the Association's 60% participation interest in the loan. The loan is serviced by the FDIC and was 38 months delinquent at September 30,


                                          18



     1993. The borrower filed for bankruptcy on September 17, 1992 in advance of a scheduled foreclosure date of September 18, 1992. The bowling alley is presently operational and an appraisal in December, 1991 indicated a value in excess of the loan carrying value. The bankruptcy court has approved the borrower's plan of reorganization which requires the borrower to pay the loan in full prior to June, 1994, and the borrower began making monthly interest payments in October, 1993. The remaining three non-residential real estate loans had outstanding principal balances less than $100,000, with the borrowers in bankruptcy.

          The two construction loans amounted to $112,000 and $42,000, and no nonaccrual consumer loan exceeded $3,000. However, the Association does have five loans outstanding to one borrower totalling approximately $420,000, all of which are in the process of foreclosure.

          Restructured loans amounted to $3.8 million at September 30, 1993. These are loans for which concessions, including deferral of interest or principal payments, have been granted due to the borrower's financial condition. The $3.8 million consisted of two commercial real estate loans. One loan of $2.7 million had a modified interest rate of 8.0%, while the second loan of $1.1 million had a modified interest rate of 6.5% at
     September 30, 1993. There were no outstanding commitments to lend additional funds to borrowers with restructured loans. During fiscal 1992, the Association established a specific valuation allowance of $380,000 relating to the loan of $1.1 million. The gross interest income that would have been recorded if the loans had been current per their original terms was $330,000 for the year ended September 30, 1993. Interest income recorded for these loans amounted to $288,000 for the year ended September 30, 1993.

          Real estate owned. The $8.2 million of REO, net of a $100,000 general valuation allowance, consisted of three single-family residences with an aggregate carrying value $336,000, 22 condominiums in Dallas, Texas with an aggregate carrying value of $434,000, a Knight's Inn Motel in Monroe, Michigan with a carrying value of $1.7 million, the Ocean One Hotel in Virginia Beach, Virginia with a carrying value of $3.8 million, office and residential property in Leesburg, Virginia with a carrying value of $276,000, warehouse and land in Chantilly, Virginia with a carrying value of $414,000, seven lots near Fredricksburg, Virginia with a carrying value of $305,000, partially developed land in Charlottesville, Virginia with an aggregate carrying value of $453,000, and a single-family residence in Warrenton, Virginia with a carrying value of $611,000.

          In November, 1993 the Association sold the Knight's Inn Motel in Monroe, Michigan for $1.8 million. The Association accepted a cash payment of $150,000 and extended a loan for $1,650,000. In October, 1993, the Association purchased the land and the land lease for the Knight's Inn for $340,000. The Association expects to receive a minimum of $30,000 in annual rental payments from this land lease.

          The  office and residential  property in Leesburg,  Virginia is vacant
     and has  been evaluated  by experts for  soil contamination.   The carrying

                                          19



     value of $276,000 is net of a specific reserve of $80,000 relating to the resolution of this problem.

          The Ocean One Hotel, a 102-unit beachfront hotel, was acquired by foreclosure in June, 1991, and reopened for business in July, 1992 after being closed for twenty months. The outstanding loan at the time of foreclosure amounted to $2.7 million. In fiscal 1992, the Association expensed $2.2 million in renovation expenditures, with $1.1 million charged to expense, and the remainder of $1.1 million capitalized as part of the REO balance, resulting in a new carrying value of $3.8 million at September 30, 1992. During fiscal 1993, the Association spent approximately $1.1 million in further renovation expenditures for an indoor swimming pool, meeting rooms, a restaurant and restaurant equipment, a lounge and bar, exterior painting, and replacement of certain hotel furnishings. The hotel was operational during fiscal 1993, and despite major construction activity, the hotel operated at 35% occupancy at an average room rate of approximately $69 for an operational profit of $128,000. The Association does not plan significant further renovation expenditures, and has listed the property for sale. The Association is unable to project the future expenditures, if any, that may be necessary to franchise or sell the property. The property is being managed by a professional hotel operator. The Association will evaluate the benefits of affiliating the hotel with a national franchise in fiscal 1994.

          At September 30, 1993, the Association has under contract or was negotiating the sale of approximately $2.5 million of REO, including the Knights Inn Motel. Based on carrying values at September 30, 1993 and the contract price of properties under contract, the Association does not presently anticipate that it will incur any significant losses on the sale of such properties.

          Allowance for loan losses. The total allowance for loan losses amounted to $1.6 million at September 30, 1993, as compared to $1.3 million and $1.1 million at September 30, 1992 and 1991, respectively. The allowance for loan losses as a percent of loans outstanding was .92% at September 30, 1993 as compared to .67% at September 30, 1992 and .53% at September 30, 1991. The increase during the past two fiscal years reflects management's decision to increase the ratio of the allowance for loan losses to total loans because of the Association's exposure through its real estate mortgage loan portfolio and the recent downturn in the real estate market. The $533,000 and $1.1 million provisions during fiscal 1993 and 1992, respectively, were also due to the significant charge-offs during such periods. Net charge-offs, which reduce the allowance for loan losses, amounted to $219,000, $962,000 and $236,000 in fiscal 1993, 1992 and 1991, respectively. Recoveries of loans receivable previously charged-off were not material in the years ended September 30, 1993, 1992 and 1991. The allowance for loan losses is maintained at a level believed adequate by management to absorb losses in the loan portfolio. Management's determination of the adequacy of the allowance is based on an evaluation of the portfolio, past loan loss experience, current economic conditions, volume, growth and composition of the loan portfolio, and other relevant


                                          20


     factors. The allowance is increased by provisions for loan losses which are charged against income.

          The Association does not allocate the allowance for loan losses by category of loan. An overall assessment of the allowance for loan losses includes the development of risk factors by type of loan to evaluate the adequacy of the general valuation allowance. The Association also reviews historical ratios of delinquency and nonperforming assets to further evaluate loan loss reserves. Further, the Association utilizes regulatory measures to determine the adequacy of loan loss reserves.

          The Association believes that the allowance for loan losses as of September 30, 1993 was adequate and further believes that the net carrying values of real estate owned are stated at their fair values. However, future additions to the allowance for loan losses or reductions in net carrying values may be necessary based on the performance of the Association's loan portfolio and changes in economic conditions. In addition, in connection with periodic examinations of the Association, the staff of the OTS and the FDIC consider the adequacy of the allowance for loan losses and the net carrying value of investment in real estate. Such agencies may require the Association to recognize additions to the allowance or reductions in the net carrying value of investment in real estate based on their judgements at the time of such examinations.

          On September 1, 1992, the OTS proposed a revision to its guidance to savings associations and OTS examination staff regarding the appropriate level of general valuation allowances an association should maintain. The current policy of the OTS is to require that a savings association classify its assets on a regular basis and establish prudent general valuation allowances that are adequate to absorb probable losses that have not been identified but that are inherent in the loan portfolio. The proposed OTS policy requires associations to maintain general valuation allowances that are adequate to absorb probable losses on their portfolios that are not clearly attributable to specific loans. For classified assets and assets subject to special mention, the OTS has proposed general valuation allowances within the following ranges: (i) 0% to 5% of assets subject to special mention; (ii) 5% to 25% of assets classified substandard; and (iii) 40% to 60% of assets classified doubtful. For unclassified and unreviewed assets, the OTS proposes general valuation allowances equal to expected net charge-offs during the next year, which should be based on the level of annual net charge-offs experienced by the association over the previous three to five years or similar assets adjusted for current economic conditions and trends and certain qualitative factors.

          Effective December 21, 1993, the OTS, in conjunction with the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve Board, issued an Interagency Policy Statement on the Allowance for Loan and Lease Losses ("Policy Statement"). The Policy Statement, which effectively supersedes the proposed guidance issued on September 1, 1992, includes guidance (i) on the responsibilities of management for the assessment and establishment of an adequate allowance and (ii) for the agencies' examiners to use in evaluating the adequacy of such allowance and the policies

                                          21



     utilized to determine such allowance. The Policy Statement also sets forth quantitative measures for the allowance with respect to assets classified substandard and doubtful and with respect to the remaining portion of an institution's loan portfolio. Specifically, the Policy Statement sets forth the following quantitative measures which examiners may use to determine the reasonableness of an allowance: (i) 50% of the portfolio that is classified doubtful; (ii) 15% of the portfolio that is classified substandard and (iii) for the portions of the portfolio that have not been classified (including loans designated special mention), estimated credit losses over the upcoming twelve months based on facts and circumstances available on the evaluation date. While the Policy Statement sets forth this quantitative measure, such guidance is not intended as a "floor" or "ceiling".

          A summary of litigation regarding certain real estate owned at September 30, 1993 is contained herein under Item 3. Legal Proceedings. For further information on the Association's allowance for losses on loans and a summary of the net cost of operations for real estate owned, see Notes (4) and (6), respectively, in the Notes to Consolidated Financial Statements in the Annual Report).



     The following table summarizes activity in the Association's allowance for loan losses during the periods indicated.

                                           Year Ended September 30,
                                        1993        1992         1991

                                            (Dollars in Thousands)

             Allowance at beginning $  1,288     $  1,135    $    873
             of year
             Provision for loan
               losses charged to
               operating expenses        533        1,115         498
               Sub-total               1,821        2,250       1,371
             Charge-offs:
               Residential real           --         (538)        (72)
             estate loans
               Non-residential real
             estate                     (100)            --       (40)
                loans
               Construction loans        (70)            --        --
               Consumer loans            (49)        (424)       (124)
             Total loans charged-       (219)        (962)       (236)
             off(1)
             Allowance at end of    $  1,602     $  1,288    $  1,135
             year




                                          22


             Average outstanding
             balance                $180,039     $204,964    $226,042
               of loans receivable

             Ratio of net charge-
             offs to
               average outstanding       .12%         .47%        .10%
             balance
               of loans receivable

             Period-end loans       $174,830     $190,826    $213,834
             receivable
             Ratio of allowance to
             period-                     .92%         .67%        .53%
               end loans receivable

     _______________________

     (1) Recoveries of loans receivable previously charged-off were not material.


     Investment Activities

          Interest income and dividends from investment securities provides the second largest source of income after interest on loans. The Association is required to maintain certain liquidity ratios and does so by investing in securities that qualify as liquid assets under OTS regulations. Such securities include obligations issued by or are fully guaranteed by the United States government, certain federal agency obligations, certain time deposits and negotiable certificates of deposit issued by commercial banks and other specified investments, including commercial paper and corporate debt securities. See "Regulation - Liquidity Requirements." The balance of investment securities maintained by Jefferson in excess of regulatory requirements reflects management's objective of maintaining adequate liquidity to afford future flexibility to meet withdrawal requests and loan commitments or to make other investments. Such liquid funds are managed in an effort to produce the highest yield consistent with maintaining safety of principal and adherence to applicable regulations. The income from investments depends on the yield on investments purchased and the size of the investment portfolio.

          The Association adopted Financial Accounting Standards Board ("FASB") Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" as of September 30, 1993. Investments in debt securities are classified as held-to-maturity when the Association has the positive intent and ability to hold those securities to maturity. Held-to-maturity investments are measured at amortized cost with gains and losses recognized at the time of sale. Investment in stock of the Federal Home Loan Bank of Atlanta is stated at cost. Investments identified as available-for-sale are measured at market value with unrealized holding gains and losses reported as a net amount in

                                          23



     a separate component of stockholders' equity until realized. Trading securities are bought and held principally for the purpose of selling in the near term. Unrealized gains and losses on trading securities are included in earnings. Dividend and interest income for all three categories, including amortization of the premium and discount arising at acquisition, are reported in earnings. The effect of adoption of FASB Statement No. 115 was to record a net unrealized gain of $154,000 in investment securities and mortgage-backed securities, a deferred income tax liability of $53,000 and an increase of $101,000 in stockholders' equity. The Association had no trading securities as of September 30, 1993.




          The following table sets forth the carrying value of Jefferson's investment portfolio at the dates indicated. See also Note 2 of Notes to Consolidated Financial Statements in the Annual Report for additional information with respect to the Association's investment securities classification as available-for-sale or held-to-maturity. In addition, information on carrying value, gross unrealized gains, gross unrealized losses, market value, gross proceeds from sales, and gross realized gains and losses are also disclosed.
                                                 September 30,
                                         1993        1992         1991

                                             (Dollars In Thousands)

           FHLB overnight funds      $ 14,958       $2,494      $   143
           Certificates of deposit         24           43           15
           Trust accounts - CMO &       2,401        1,241        1,509
           REMIC
           Commercial paper and
             subordinated                  --        1,113        1,339
           debentures
           Adjustable-rate mortgage
           mutual                      10,676           --           --
            funds
           United States government
             and agency obligations    14,011       30,009           --
           FHLB Stock                   3,600        3,396        3,168
           Other (1)                       --           --           16
                Total                 $45,670      $38,296       $6,190

     _______________

     (1)  Consists of stock of an unconsolidated subsidiary.


                                          24


     Sources of Funds

               General.   Historically, deposits have been  the principal source
     of Jefferson's funds for use in lending and for other general business purposes. In addition to deposits, the Association derives funds from loan repayments and prepayments, sales of whole loans, loan participations, investment securities and mortgage-backed securities, advances from the FHLB and other borrowings, including reverse repurchase agreements. The availability of funds from sales of loans and debt instruments is influenced by general interest rates and other market conditions.

               Loan principal and interest payments are a relatively stable source of funds, while savings inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions and may fluctuate widely. Borrowings may be used on a short-term basis to match short-term lending such as non-residential and construction loans, to compensate for reductions in normal sources of funds such as savings inflows and to meet liquidity requirements. On a long-term basis, borrowings may be used to support expanded lending activities.

               Deposits. Various regulatory changes have authorized thrift institutions to offer innovative deposit accounts with shorter terms and market sensitive interest rates in order to reduce the outflow of such funds into alternative investment instruments, such as money market funds and mutual funds, in higher interest rate environments. These new types of deposits have proven to be more costly than historical types of deposits, thus subjecting the Association to greater fluctuations in short-term deposit flows.

               In recent years, the Association has experienced deposit outflows primarily from transaction accounts, as such funds were invested by depositors in alternative financial instruments. The reductions in short-term rates resulting from the Federal Reserve Board's action to encourage economic growth enabled money market funds, bond funds and equity funds, which, unlike financial institutions, are not required to maintain reserve requirements or pay premiums to regulatory agencies for depository insurance, to offer higher interest rates and potentially higher returns on such investments.

               Jefferson offers a variety of rates and deposit programs, short-term and long-term, designed to attract customers in its market area. Rates on deposits offered by Jefferson are evaluated on a weekly basis and are priced based on investment opportunities, competitive rates available at other depository institutions and the cost of alternative sources of funds.

               Jefferson relies upon its  branch network and advertising in  its primary market area to generate its deposit flows. Jefferson's objective is to obtain stable deposits from local sources, although some deposits are gathered from non-local sources. Jefferson has not sought deposits from institutional brokerage programs in the last three fiscal years and had no brokered funds at September 30, 1993. Deposits with balances in excess of

                                          25



     $100,000 totaled $17.3 million or 7.2% of total deposits at September 30, 1993.

               In October, 1993, Jefferson acquired $9.3 million of deposits from another savings institution in Leesburg, Virginia at a premium of 1.25%. These accounts were transferred to the Association's existing branch office in Leesburg, Virginia.

               The following table shows the deposit activity for Jefferson for the periods indicated.

                                         Year Ended September 30,
                                       1993         1992         1991


                                          (Dollars in Thousands)

              Net withdrawals     $(17,360)     $(7,119)     $(6,833)


              Interest credited      9,661       12,241       14,192
              Net increase
              (decrease)          $ (7,699)     $ 5,122      $ 7,359
                in deposits

               Jefferson offers a variety of deposit accounts, including passbook accounts, Negotiable Order of Withdrawal ("NOW") accounts, Money Market Deposit Accounts ("MMDAs") and a variety of fixed-term certificate accounts with different rates and maturities. Jefferson also provides Individual Retirement Accounts (IRAs), Simplified Employee Pension Plans (SEPPs) and Keogh Plan Accounts.

               During  fiscal 1990,  the Association  introduced a  new passbook account which featured a guaranteed one-year interest rate floor and certain free services such as free checking. Such floor was established on October 1st of each year and as a result of the decline of market interest rates below this floor during fiscal 1992, the balance of these deposits amounted to $77.4 million as of September 30, 1992. The interest rate floor for fiscal 1992 was 5.75%. However, in fiscal 1993, the interest rate was adjusted quarterly on the passbook account and was 3.25% for the quarter ended December 31, 1993 and will be 3.15% for the quarter ended March 31, 1994. The balance of these deposits amounted to $70.7 million as of September 30, 1993.

               NOW accounts, MMDAs and passbook and statement accounts are subject to various fees depending upon the type of account, transaction activity and minimum balance maintained. All fixed-term certificates are subject to a forfeiture of interest in the event of a withdrawal of principal prior to the maturity date. These interest penalties amount to the loss of interest for periods of one to six months depending upon the term of the certificates.


                                          26



               At September 30, 1993, approximately 46% of Jefferson's total deposits consisted of time deposits and demand deposits represented the remaining 54% of the deposit base. The weighted average nominal interest rate for all accounts at September 30, 1993, was 3.84%.

               In fiscal 1993, the excess of withdrawals over deposits was $17.4 million and interest credited amounted $9.7 million, resulting in a net decline in deposits of $7.7 million. The fiscal 1993 decrease included a withdrawal of $4.0 million of funds from national institution sources, as the Association intentionally posted less aggressive deposit rates. The remaining decline in deposits was primarily attributable to a decline in demand accounts as depositors were withdrawing funds for cash needs and other opportunities for a higher yield. At September 30, 1993, the Association had $15.5 million of time deposits in "Bump Rate" certificates of deposit, which allows a depositor to adjust his rate to market once during the deposit term, and $10.8 million in "Prime Rate" certificates of deposit, which are tied to changes in prime rate less 150-175 basis points.

               The following table sets forth at September 30, 1993, deposit account balances (excluding accrued interest payable) by account type, scheduled maturity and weighted average interest rate.

                                                                Weighted
                                                   Percent of    Average
                                                     Total      Interest
                 Type of Account         Total      Deposits      Rate

                                             (Dollars in Thousands)

           Demand deposits:
           Passbook Accounts           $83,780          35%        3.21%
           NOW Accounts                 15,888           7         2.59
           MMDAs                        29,806          12         2.82

           Total demand deposits       129,474          54         3.05

           Time deposits:
           Certificates maturing in:
             Year ending September      67,021          28         4.53
           30, 1994
             Year ending September      29,974          12         5.05
           30, 1995
             Year ending September      10,660           4         5.05
           30, 1996
             Thereafter                  4,338           2         5.58

           Total time deposits         111,993          46         4.76

           Total deposits             $241,467         100%        3.84%




                                          27




               The following table sets forth the amount of scheduled maturities of time deposits at September 30, 1993.


                 Balance as of       Twelve Months Ended
                 September 30,  September 30,

    Interest  Rate   1992    1993    1994    1995    1996   There
                                             after

                                     (Dollars in Thousands)

Less  than 4%       $ 9,988  $ 24,410  $24,277  $    133  $   --   $  --
4.00 -  6.00%        57,931    72,056   32,097    26,240   10,025   3,694
6.01 -  8.00%        32,766    12,426    8,615     2,772      458     581
8.01 -  10.00%       12,306     3,092    2,032       820      177      63
Greater  than 10%        34         9      --          9      --      --
Total  maturities  $113,025  $111,993  $67,021   $29,974  $10,660  $4,338


               Borrowings.    The  FHLB System  functions  in  a reserve  credit
     capacity for savings institutions and other member financial institutions. As a member, Jefferson is required to own capital stock in the FHLB of Atlanta, and is authorized to apply for advances from the FHLB on the security of such stock and certain of its home mortgages and other assets. Such borrowings may be made pursuant to numerous credit programs offered by the FHLB. Each credit program has its own interest rate and range of maturities, and the FHLB prescribes the acceptable uses to which the advances pursuant to each program may be put as well as limitations on the size of the advances. Depending upon the credit program used, FHLB advances bear interest at fixed rates or at rates that vary with market conditions. A prepayment penalty may be imposed for early repayment of advances. The FHLB offers a full range of maturities up to ten years at generally competitive rates. At September 30, 1993 and 1992, the Association did not have any outstanding FHLB advances. See Note (9) to the Notes to Consolidated Financial Statements in the Annual Report for a summary of FHLB advances.



                                          28




               Securities   sold  under   agreements  to   repurchase  ("reverse
     repurchase agreements") involve the transfer of securities to a lender in exchange for cash under an agreement to repay the cash plus interest in exchange for the return of the same or substantially the same securities on the maturity date. Jefferson deals only with financially strong securities dealers and commercial banks when entering into these transactions. Generally, the securities used in these transactions have been government agency MBSs. Funds from this source have been used to provide additional liquidity and to engage in arbitrage transactions which match the maturities of assets and liabilities at positive interest rate spreads.

               Reverse repurchase transactions are treated as borrowings with the repurchase obligations reflected as a liability on the Consolidated Balance Sheets, and the related "interest" expense included in interest on borrowings. At September 30, 1993 and 1992, the Association did not have any securities sold under agreements to repurchase. See Note (10) to the Notes to Consolidated Financial Statements in the Annual Report for a summary of the Association's reverse repurchase agreements.

               The Association's other borrowings primarily represent notes payable ("Notes") of JFC and mortgage collateral bonds ("Bonds") issued by JFC II.

               On June 6, 1985, JFC, in effect, borrowed $20.3 million from Thrift Financing Corporation ("TFC"), an investment program established by Craigie, Inc., which indebtedness was evidenced by the Notes. Consequently, TFC issued CMOs secured by the Notes which, in turn, are collateralized by FHLMC PCs. The maturity of the Notes correspond to the principal repayment of the FHLMC PCs. At September 30, 1993, the outstanding indebtedness on the Notes was $5.3 million, with an unamortized discount of $76,000. The Notes are collateralized by a trust cash account and $5.5 million of FHLMC PCs which had a weighted average rate of 9.07% at September 30, 1993. The Notes had an effective interest cost to Jefferson of 11.27% in fiscal 1993.

               On May 9, 1988, JFC II issued the Bonds with a gross balance of $47.1 million which were secured by FHLMC PCs with below market rates. As a result, the Bonds were initially issued at a discount of $5.0 million, or 10.625% of the outstanding amount payable on the Bonds. The discount represented the difference between the weighted average interest rate of the FHLMC PCs and the cost of borrowing. The maturity of the Bonds corresponds to the maturity of the FHLMC PCs. The unamortized discount on the Bonds is reduced in proportion to the reduction of the outstanding balance of the Bonds which increases interest expense. At September 30, 1993, the outstanding indebtedness on the Bonds was $21.2 million, with an unamortized discount of $2.3 million and had an effective interest cost to Jefferson of 12.87% in fiscal 1993. The Bonds are collateralized by a trust cash account and $19.9 million of FHLMC PCs which had a weighted average rate of 8.33% at September 30, 1993.

               A material and prolonged decrease in interest rates could have an adverse effect on the Association's interest expense primarily as a result

                                          29



     of the Bonds issued by JFC II. Due to the paydown of the Bonds of $25.9 million in the 65 months since issuance, the unamortized discount amounted to $2.3 million at September 30, 1993. The maturity of the Bonds, as well as the amortization of the discount, correspond to the principal repayments of the mortgage-backed securities. Average annual repayments on the Bonds since issuance has amounted to $4.8 million and, correspondingly, average annual accretion of the discount has amounted to approximately $510,000. To the extent that interest rates spur significant repayments of the mortgage-backed securities collateralizing the Bonds, the amortization of the discount would correspondingly accelerate. The weighted average interest rate of the mortgage-backed securities collateral was 8.33% at September 30, 1993. Since the amortization of the discount is accounted for as interest expense, an acceleration of the amortization of the discount would have an adverse affect on interest expense and, correspondingly, net interest income in the short-term.

               The following table sets forth the effect on net interest income of decreases and increases of repayment on the Bonds based on the historical average annual repayment of $4.8 million.


      Percent of                          Amortization
      Historical                          of Discount at   Net Interest
    Average Annual      Amount of          10.625% of         Income
     Repayment of      Repayment of       Repayment of       Increase
    Bonds Payable         Bonds              Bonds           (Decrease)

        75%           $ 3,600,000         $  382,500         $ 127,500
       100%           $ 4,800,000         $  510,000         $     --
       125%           $ 6,000,000         $  637,500         $(127,500)
       150%           $ 7,200,000         $  765,000         $(255,000)
       175%           $ 8,400,000         $  892,500         $(382,500)
       200%           $ 8,400,000         $1,020,000         $(510,000)
       225%           $10,800,000         $1,147,500         $(637,500)
       250%           $12,000,000         $1,275,000         $(765,000)


                                          30



               The annual repayment rate in fiscal 1993 was approximately 200% of the historical annual repayment rate.

               The following table summarizes the consolidated borrowings of Jefferson at the dates indicated.

                                                                 September 30,
                                                  1993      1992      1991     1990      1989
                                                            (Dollars in Thousands)
FHLB Advances                                   $  --    $  --   $13,750  $ 51,050  $ 46,000
Securities sold under agreements to repurchase     --       --    14,001    17,077    17,038
Jefferson Funding Corporation notes payable,
 (Collateralized mortgage obligation)             5,212    6,761   8,614     9,505    10,797
Jefferson Funding Corporation II
 (Real Estate Mortgage Investment
 Certificate)                                    18,867   27,360  31,853    34,721    37,654
Wrap around mortgages                               --        37      38        84       123
Total                                           $24,079  $34,158 $68,256  $112,437  $111,612

     Competition

               Jefferson experiences substantial competition in attracting and retaining savings deposits and in making real estate, consumer and non-residential loans. The primary factors in competing for savings deposits are interest rates and convenience of office locations. Direct competition for savings comes from other savings institutions, commercial banks, credit unions and more recently other financial-service concerns. Additional significant competition for savings deposits comes from corporate and government securities and mutual funds which may yield higher interest rates than instruments offered by savings institutions. The primary factors in competing for loans are interest rates, rate adjustment provisions, loan maturity, loan fees, convenience and the quality of service to borrowers. Competition for origination of real estate loans normally comes from other savings institutions, commercial banks, mortgage banking companies, insurance companies and real estate investment trusts.

     Subsidiaries



                                          31




               OTS regulations permit a savings institution to invest up to 2% of its assets in the capital stock, paid-in surplus and unsecured obligations of subsidiary corporations or service corporations and an additional 1% of its assets when the additional funds are utilized for community or inner-city development or investment. In addition, a federally chartered, SAIF-insured savings institution meeting its minimum regulatory capital requirements also may make conforming loans to service corporations in which the lender owns or holds more than 10% of the capital stock, in an aggregate amount of up to 50% of regulatory capital. The Association is also authorized to invest up to 30% of its assets in finance subsidiaries whose sole purpose is to issue debt or equity securities that the Association is authorized to issue directly, subject to certain limitations. At September 30, 1993, the Association was authorized to have a maximum investment of $5.7 million (2% of assets) in the capital stock and other securities of service corporation subsidiaries and no conforming loans. In addition, the Association is permitted to invest up to $85.3 million (30% of assets) in finance subsidiaries such as JFC and JFC II. As of that date, Jefferson's investment in service corporation subsidiaries was $4.6 million, of which $1.0 million and $2.8 million were invested in JFC and the JFC II, respectively. The $1.0 million and $2.8 million represent the amounts by which JFC and the JFC II have over-collateralized their respective borrowings.

               Jefferson currently has four wholly-owned service corporations as follows:

          Subsidiary                    Primary Business Activity

Jefferson Insurance Services, Inc.     Sales of multiple lines of insurance
                                         to the public
Jefferson Investment Service Corp.     Trustee on savings institution
                                         mortgages
Jefferson Funding Corporation          Finance subsidiary (CMO)
Jefferson Funding Corporation II       Finance subsidiary (REMIC)


          At September 30, 1993, Jefferson Insurance Services, Inc. and Jefferson Investment Service Corp. had combined total assets of $695,340, of which $692,439 is cash and investment securities. Total equity of the two above nonfinance service corporations at such time was $695,340. During fiscal 1993, such subsidiaries generated aggregate net income of approximately $37,000. The nonfinance service corporations are not engaged in any nonpermissible regulatory activities.

     Employees

          At September 30, 1993, Jefferson employed 102 full-time and 13 part-time employees. Management considers its relations with its employees to be good.

                                          32


          Jefferson currently maintains a comprehensive employee benefit program providing, among other items, health, disability, life insurance, and educational assistance. In fiscal 1991, a 401(k) plan was made effective for qualified employees. Jefferson's employee benefits are considered by management to be generally comparable with employee benefits provided by other major employers in Jefferson's market area. Jefferson's employees are not represented by any collective bargaining group. The Association does not provide post-retirement benefits.

                                      REGULATION

          Set forth below is a brief description of certain laws and regulations which relate to the regulation of Jefferson. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

          General

          The Association is a federally chartered savings association, the deposits of which are federally insured and backed by the full faith and credit of the United States Government. Accordingly, the Association is subject to broad federal regulation and oversight by the OTS and the FDIC extending to all aspects of its operations. The Association is a member of the FHLB of Atlanta and is subject to certain limited regulation by the Federal Reserve Board.

          The OTS has extensive authority over the operations of savings associations. As part of this authority, savings associations are required to file periodic reports with the OTS and are subject to periodic examinations by the OTS and the FDIC. The investment and lending authority of the Association is prescribed by federal laws and regulations, and it is prohibited from engaging in any activities not permitted by such laws and regulations. These laws and regulations generally are applicable to all federally chartered savings associations and many also apply to state-chartered savings associations. Such regulation and supervision is primarily intended for the protection of depositors.

          Certain of the investment and lending authorities for federal associations were amended significantly by FIRREA. FIRREA provides that no savings association may invest in corporate debt securities not rated in one of the four highest rating categories by a nationally-recognized rating organization. In addition, FIRREA reduced the permissible level of investment in loans secured by non-residential real property by federal associations from 40% of assets to 400% of regulatory capital, with authority in the OTS to increase that investment level on a case-by-case basis. FIRREA also revised the authority of savings associations to engage in transactions with affiliates or to make loans to certain insiders by making such transactions subject to certain provisions of the Federal Reserve Act. Among other things, those provisions require that these transactions with affiliates be on terms and conditions comparable to those for similar transactions with non-affiliates, as discussed below.

                                          33







          FIRREA imposed limitations on the aggregate amount of loans that a savings association could make to any one borrower, including related entities. Under FIRREA, the permissible amount of loans-to-one borrower now follows the national bank standard for all loans made by savings associations, as compared to the pre-FIRREA rule that applied that standard only to commercial loans made by federally chartered savings associations. The national bank standard generally does not permit loans-to-one borrower to exceed 15% of unimpaired capital and surplus. Loans in an amount equal to an additional 10% of unimpaired capital and surplus also may be made to a borrower if the loans are fully secured by readily marketable securities. For information about the Association's largest loan or group of loans, see "Business - Lending Activities - Loan Underwriting Policies."

          The OTS' enforcement authority over all savings associations and their holding companies was substantially enhanced by FIRREA. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the OTS. FIRREA significantly increased the amount of and grounds for civil money penalties. FIRREA requires, except under certain circumstances, public disclosure of final enforcement actions by the OTS.

          Recent Legislation. On December 19, 1991, the Federal Deposit Insurance Corporation Act of 1991 ("FDICIA") was enacted into law. The FDICIA provides for, among other things, the recapitalization of the Bank Insurance Fund ("BIF"); the authorization of the FDIC to make emergency special assessments under certain circumstances against BIF members and members of the SAIF; the establishment of risk-based deposit insurance premiums; and improved examinations and reporting requirements. The FDICIA also provides for enhanced federal supervision of depository institutions based on, among other things, an institution's capital level.

          Under the FDICIA, new safety and soundness standards are to be adopted by the federal banking regulators, including the imposition by December 1, 1993 of a maximum ratio of classified assets to total capital, minimum earnings sufficient to absorb losses without impairing capital, and to the extent feasible, a minimum ratio of market value to book value for publicly traded shares of an institution or holding company, and such other standards relating to asset quality, earnings and valuation as the regulators find appropriate. The FDICIA also liberalized the qualified thrift lender ("QTL") test; imposed greater restrictions on transactions with insiders; revised the limitations on the includability of purchased mortgage servicing rights as regulatory capital; mandated consumer protection disclosures with respect to deposit accounts; and permitted federal savings institutions to acquire or be acquired by any insured depository institution. In many of these areas, implementing regulations must be adopted by the relevant banking regulator.


                                          34



          On June 19, 1993, a joint notice of proposed rulemaking was issued by the OTS, the FDIC, the Office of the Comptroller of the Currency and the Federal Reserve Board (collectively, the "agencies") concerning standards for safety and soundness required to be prescribed by regulation pursuant to Section 39 of the Federal Deposit Insurance Act ("FDIA"). In general, the standards relate to (1) operational and managerial matters; (2) asset quality and earnings; and (3) compensation. The operational and managerial standards cover (a) internal controls and information systems, (b) internal audit system, (c) loan documentation, (d) credit underwriting, (e) interest rate exposure, (f) asset growth, and (g) compensation, fees and benefits. Under the proposed asset quality and earnings standards, Jefferson would be required to maintain (1) a maximum ratio of classified assets (assets classified substandard, doubtful and to the extent that related losses have not been recognized, assets classified loss) to total capital of .75, and (2) minimum earnings sufficient to absorb losses without impairing capital. The last ratio concerning market value to book value was determined by the agencies not to be feasible. Finally, the proposed compensation standard states that compensation will be considered excessive if it is unreasonable or disproportionate to the services actually performed by the individual being compensated. If an insured depository institution or its holding company fail to meet any of the standards promulgated by regulation, then such institution or company will be required to submit a plan within 30 days to the FDIC specifying the steps it will take to correct the deficiency. In the event that an institution or company fails to submit or fails in any material respect to implement a compliance plan within the time allowed by the agency, Section 39 of the FDIA provides that the FDIC must order the institution or company to correct the deficiency and may (1) restrict asset growth; (2) require the institution or company to increase its ratio of tangible equity to assets;
     (3) restrict the rates of interest that the institution or company may pay; or (4) take any other action that would better carry out the purpose of prompt corrective action.

          On November 18, 1993, the agencies issued proposed regulations which are substantially similar to the advance notice of proposed rulemaking in June 1993, set forth above. However, pursuant to the proposed regulations issued in November, the Association would be allowed a maximum ratio of classified assets to total capital of 1.0 rather than .75 proposed in June 1993. The Association is unable to predict at this time what effect, if any, these standards will have on its business, results of operations or management. However, the Association's classified assets to total capital currently exceed the proposed ratio of 1.0. Management is presently evaluating the alternatives available to the Association in order to comply with the proposed requirement, including reducing classified assets, and increasing capital though earnings and issuance of additional shares of common stock or other capital instruments. The Association has included a proposal in the proxy statement for the 1994 Annual Meeting requesting stockholder approval for a proposed private placement offering. While the Association does not have any immediate specific plans to issue shares of capital stock, the Association believes that approval of this proposal will provide the Association with corporate flexibility to respond on a timely basis to potentially valuable business opportunities which may include the

                                          35



     purchase  of deposits,  branch office  properties and  other assets  of the
     Resolution Trust  Corporation.   Any such  private  placement offering,  if
     initiated, is not expected to exceed $5.0 million.

          Insurance of Accounts

          The deposits of the Association are insured up to $100,000 per insured member (as defined by law and regulation) by the SAIF and are backed by the full faith and credit of the United States Government. As insurer, the FDIC is authorized to conduct examinations of, and to require reporting by, FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious threat to the FDIC. The FDIC also has the authority to initiate enforcement actions against savings associations, after giving the OTS an opportunity to take such action.

          The annual assessment for SAIF members for deposit insurance for the period from January 1, 1991 through December 31, 1992 was equal to .23% of insured deposits, which was payable on a semi-annual basis. FDICIA eliminated limitations on increases in federal deposit insurance premiums and authorized the FDIC to increase the assessment rates to the extent necessary to protect the SAIF (as well as the comparable fund administered by the FDIC which insures the deposits of commercial banks). The FDIC has issued a final regulation which was effective for the first semi-annual period of 1993 and thereafter, and which is intended to be a preliminary step toward the risk-based assessment system required to be implemented by January 1, 1994. Under the regulation, institutions are assigned to one of three capital groups which are based solely on the level of an institution's capital--"well capitalized," "adequately capitalized," and "undercapitalized"--which are defined in the same manner as the regulations establishing the prompt corrective action system under Section 38 of the FDIA. These three groups are then divided into three subgroups which reflect varying levels of supervisory concern, from those which are considered to be healthy to those which are considered to be of substantial supervisory concern. The matrix so created results in nine assessment risk classifications, with rates ranging from .23% for well capitalized, healthy institutions to .31% for undercapitalized institutions with substantial supervisory concerns. The insurance premium for the Association for the first semi-annual period beginning January 1, 1993 was .30% of insured deposits and is .30% for the second semi-annual period ending December 31, 1993.

          The FDIC may terminate the deposit insurance of any insured depository institution, including the Association, if it determines after a hearing that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed by an agreement with the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If insurance of accounts is terminated, the accounts at the institution at the time of the termination, less subsequent withdrawals, shall continue to be insured for

                                          36



     a period of six months to two years, as determined by the FDIC. Management is aware of no existing circumstances which could result in termination of the Association's deposit insurance.

          Federal Home Loan Bank System

          The Association is a member of the FHLB System which consists of 12 regional FHLBs, with each subject to supervision and regulation by the newly created Federal Housing Finance Board. The FHLBs provide a central credit facility primarily for member savings institutions. The Association, as a member of the FHLB of Atlanta, is required to acquire and hold shares of capital stock in that FHLB in an amount equal to at least 1% of the aggregate principal amount of its unpaid residential mortgage loans, home purchase contracts and similar obligations at the beginning of each year, or 5% of its advances (borrowings) from the FHLB of Atlanta, whichever is greater. At September 30, 1993, Jefferson had a $3.6 million investment in the stock of the FHLB of Atlanta and was in compliance with this requirement.

          Advances from the FHLB of Atlanta are secured by certain types of mortgages and other assets. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of Atlanta and the purpose of the borrowing. At September 30, 1993, the Association had no borrowings from the FHLB of Atlanta outstanding.

          Liquidity Requirements

          The Association is required to maintain a daily average balance of liquid assets (cash, certain time deposits, corporate debt securities and commercial paper, securities of certain mutual funds, banker's acceptances, and specified United States government, state or federal agency obligations), equal to at least 5% of the average daily balance of its net withdrawable savings deposits plus short-term borrowings. This liquidity requirement may be changed from time to time by the OTS to any amount within the range of 4% to 10% and is currently 5%. Short-term liquid assets currently must consist of 1% of the liquidity base. Monetary penalties may be imposed for failure to meet liquidity requirements. The Association's average month-end liquidity ratio for the year ended September 30, 1993 was 7.7% and its short-term liquidity ratio at September 30, 1993 exceeded the regulatory requirement of 1%. The Association has consistently maintained liquidity levels in excess of the minimum requirements.




                                          37



          Regulatory Capital Requirements

          Federally insured savings associations are required to maintain minimum levels of regulatory capital. Pursuant to FIRREA, the OTS has established three capital standards applicable to all savings associations. These standards generally must be as stringent as the comparable capital requirements imposed on national banks. The OTS also is authorized to impose capital requirements in excess of these standards on individual associations on a case-by-case basis.

          Current OTS capital standards require savings associations to satisfy three different capital requirements. Under these standards, savings associations must maintain "tangible" capital equal to 1.5% of adjusted total assets, "core" capital equal to 3% of adjusted total assets and "total" capital (a combination of core and "supplementary" capital) equal to 8% of "risk-weighted" assets. For purposes of the regulation, core capital generally consists of common stockholders' equity (including retained earnings), noncumulative perpetual preferred stock and related surplus, minority interests in the equity accounts of fully consolidated subsidiaries, certain nonwithdrawable accounts and pledged deposits and "qualifying supervisory goodwill." Tangible capital is given the same definition as core capital but does not include qualifying supervisory goodwill and is reduced by the amount of all the savings association's intangible assets, with only a limited exception for purchased mortgage servicing rights. Both core and tangible capital are further reduced by an amount equal to a savings association's debt and equity investments in subsidiaries engaged in activities not permissible to national banks (other than subsidiaries engaged in activities undertaken as agent for customers or in mortgage banking activities and subsidiary depository institutions or their holding companies). Supplementary capital generally consists of hybrid capital instruments; perpetual preferred stock which is not eligible to be included as core capital; subordinated debt and intermediate-term preferred stock; and, subject to limitations, general allowances for loan losses. Assets are adjusted under the risk-based guidelines to take into account different risk characteristics, with the categories ranging from 0% (requiring no additional capital) for assets such as cash to 100% for repossessed assets or loans more than 90 days past due. Single-family residential real estate loans which are not past-due or non-performing and which have been made in accordance with prudent underwriting standards are assigned a 50% level in the risk-weighing system, as are certain privately-issued mortgage-backed securities representing indirect ownership of such loans. High quality MBSs and FHLB stock are assigned a 20% risk-weighting. Off-balance sheet items also are adjusted to take into account certain risk characteristics.

          In August 1993, the OTS adopted a final rule incorporating an interest-rate risk component into the risk-based capital regulation. Under the rule, an institution with a greater than "normal" level of interest rate risk will be subject to a deduction of its interest rate risk component from total capital for purposes of calculating risk-based capital requirement. As a result, such an institution will be required to maintain additional capital in order to comply with the risk-based capital

                                          38



     requirement. An institution with a greater than "normal" interest rate risk is defined as an institution that would suffer a loss of net portfolio value exceeding 2.0% of the estimated market value of its assets in the event of a 200 basis point increase or decrease (with certain minor exceptions) in interest rates. The interest rate risk component will be calculated, on a quarterly basis, as one-half of the difference between an institution's measured interest rate risk and 2.0%, multiplied by the market value of its assets. The rule also authorizes the director of the OTS, or his designee, to waive or defer an institution's interest rate risk component on a case-by-case basis. The final rule is effective as of January 1, 1994, subject however to a two quarter "lag" time between the reporting date of the data used to calculate an institution's interest rate risk and the effective date of each quarter's interest rate risk component. Thus, an institution with greater than "normal" risk will not be subject to any deduction from total capital until July 1, 1994 (based on the calculation of the interest rate risk component using data as of December 31, 1993). Finally, the OTS indicated in the final rule that it intended to lower the leverage ratio requirement (in its prompt corrective action regulation) to 3.0% from the current level of 4.0%, on July 1, 1994.
     Management of the Association does not believe it will be adversely impacted by this new regulation upon the effectiveness of the regulation in July, 1994. However, any actual requirement for July, 1994 will depend on the composition of assets and level of interest rates in December, 1993, and in the future, portfolio composition, and OTS filing requirements.


                                           39

          The following table sets forth the Association's compliance with each of the above-described capital requirements as of September 30, 1993.

                                    Tangible       Core        Risk-Based
                                    Capital     Capital(1)     Capital(2)

                                           (Dollars in Thousands)

Capital under GAAP                  $12,682        $12,682       $12,682
Additional capital items:
  General valuation allowances(3)       --             --          1,602
Regulatory capital                   12,682         12,682        14,284
Minimum required  regulatory
  capital(4)                          4,264          8,528         11,68
Excess regulatory capital           $ 8,418        $ 4,154       $ 2,597





Regulatory capital as a
  percentage                          4.46%          4.46%          9.77%
Minimum capital required
  as a percentage (4)                  1.5            3.0            8.0
Regulatory capital as
 a percentage in excess of
 requirements                         2.96%          1.46%          1.77%

     _______________

     (1) Does not reflect amendments which were proposed by the OTS in April 1991, which may increase this requirement to between 4% and 5%, as discussed below.

     (2) Does not reflect amendments to the risk-based capital requirement which were adopted by the OTS in August 1993, as discussed above.

     (3) Limited to 1.25% of risk-weighted assets ($1.8 million at September 30, 1993).

     (4) Tangible and core capital are computed as a percentage of adjusted total assets of $284.3 million at September 30, 1993. Risk-based capital is computed as a percentage of adjusted risk-weighted assets of $146.1 million at September 30, 1993.

          Any savings association that fails any of the capital requirements is subject to possible enforcement actions by the OTS or the FDIC. Such actions could include a capital directive, a cease and desist order, civil money penalties, the establishment of restrictions on an association's operations, termination of federal deposit insurance and the appointment of a conservator or receiver. The OTS' capital regulation provides that such actions, through enforcement proceedings or otherwise, could require one or more of a variety of corrective actions.

          Proposed Federal Regulatory Capital Requirements. In April 1991, the OTS proposed to modify the 3% of adjusted total assets core capital requirement in the same manner as was done by the Comptroller of the
     Currency for national banks. Under the OTS proposal, only savings associations rated composite 1 under the OTS MACRO rating system will be permitted to operate at the regulatory minimum core capital ratio of 3%. For all other savings associations, the minimum core capital ratio will be 3% plus at least an additional 100 to 200 basis points, which will increase the core capital ratio requirement from 3% to 4% to 5% of adjusted total assets or more. In determining the amount of additional capital, the OTS will assess both the quality of risk management systems and the level of overall risk in each individual savings association through the supervisory process on a case-by-case basis.

          Prompt Corrective Action

                                          40







          Under Section 38 of the FDIA, as added by the FDICIA each federal banking agency is required to implement a system of prompt corrective action for institutions which it regulates. In early September 1992, the federal banking agencies, including the OTS, adopted substantially similar regulations which are intended to implement the system of prompt corrective action established by Section 38 of the FDIA. These regulations are effective December 19, 1992. Under the regulations, an institution shall be deemed to be (i) "well capitalized" if it has total risk-based capital of 10.0% or more, has a Tier I risk-based capital ratio of 6.0% or more, has a Tier I leverage capital ratio of 5.0% or more and is not subject to any order or final capital directive to meet and maintain a specific capital level for any capital measure; (ii) "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier I risk-based capital ratio of 4.0% or more and a Tier I leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized," (iii) "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier I risk-based capital ratio that is less than 4.0% or a Tier I leverage capital ratio that is less than 4.0% (3.0% under certain circumstances), (iv) "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier I risk-based capital ratio that is less than 3.0% or a Tier I leverage capital ratio that is less than 3.0%, and (v) "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%. Section 38 of the FDIA and the regulations promulgated thereunder also specify circumstances under which a federal banking agency may reclassify a well capitalized institution as adequately capitalized and may require an adequately capitalized institution or an undercapitalized institution to comply with supervisory actions as if it were in the next lower category (except that the FDIC may not reclassify a significantly undercapitalized institution as critically undercapitalized). The Association is currently categorized as an adequately capitalized institution.

          An institution generally must file a written capital restoration plan which meets specified requirements with an appropriate federal banking agency within 45 days of the date that the institution receives notice or is deemed to have notice that it is undercapitalized, significantly undercapitalized or critically undercapitalized. A federal banking agency must provide the institution with written notice of approval or disapproval within 60 days after receiving a capital restoration plan, subject to extensions by the agency. An institution which fails to submit a written capital restoration plan within the requisite period, or fails in any material respect to implement a capital restoration plan, shall be subject to the restrictions in Section 38 of the FDIA which are applicable to significantly undercapitalized institutions.

          Immediately upon becoming undercapitalized, an institution shall become subject to the provisions of Section 38 of the FDIA (i) restricting payment of capital distributions and management fees, (ii) requiring that the appropriate federal banking agency monitor the condition of the institution and its efforts to restore its capital, (iii) requiring submission of a capital restoration plan, (iv) restricting the growth of

                                          41







     the institution's assets and (v) requiring prior approval of certain expansion proposals. The appropriate federal banking agency for an undercapitalized institution also may take any number of discretionary supervisory actions if the agency determines that any of these actions is necessary to resolve the problems of the institution at the least possible long-term cost to the deposit insurance fund, subject in certain cases to specified procedures. These discretionary supervisory actions include: requiring the institution to raise additional capital; restricting transactions with affiliates; restricting interest rates paid by the institution on deposits; requiring replacement of senior executive officers and directors; restricting the activities of the institution and its affiliates; requiring divestiture of the institution or the sale of the institution to a willing purchaser; and any other supervisory action that the agency deems appropriate. These and additional mandatory and permissive supervisory actions may be taken with respect to significantly undercapitalized and critically undercapitalized institutions.

          Accounting Requirements

          FIRREA requires the OTS to establish accounting standards to be applicable to all savings associations for purposes of complying with regulations, except to the extent otherwise specified in the capital standards. Such standards must incorporate GAAP to the same degree as is prescribed by the Federal banking agencies for banks or may be more stringent than such requirements. Such standards must be fully implemented by January 1, 1994 and must be phased in as provided in federal regulations in effect on May 1, 1989.

          On September 2, 1992, the OTS amended a number of its accounting regulations and reporting requirements (effective October 2, 1992). The amendments reflected the adoption by the OTS of the following standards:
     (i) regulatory reports will incorporate generally accepted accounting principles ("GAAP") when GAAP is used by federal banking agencies; (ii) savings association transactions, financial condition and regulatory capital must be reported and disclosed in accordance with OTS regulatory reporting requirements that will be at least as stringent as for national banks; and (iii) the director of the OTS may prescribe regulatory reporting requirements more stringent than GAAP whenever the director determines that such requirements are necessary to ensure the safe and sound reporting and operation of savings associations.

          Effective February 10, 1992, the OTS adopted a statement of policy ("Statement") set forth in Thrift Bulletin 52 concerning (i) procedures to be used in the selection of a securities dealer, (ii) the need to document and implement prudent policies and strategies for securities, whether held for investment, trading or for sale, and to establish systems and internal controls to ensure that securities activities are consistent with the financial institution's policies and strategies, (iii) securities trading and sales practices that may be unsuitable in connection with securities held in an investment portfolio, (iv) high-risk mortgage securities that are not suitable for investment portfolio holdings for financial institutions, and (v) disproportionately large holdings of long-term, zero-

                                          42



     coupon bonds that  may constitute  an imprudent investment  practice.   The
     Statement applies to investment securities, high-yield, corporate debt securities, loans, mortgage-backed securities and derivative securities, and provides guidance concerning the proper classification of an accounting for securities held for investment, sale, and trading. Securities held for investment, sale or trading may be differentiated based upon an institution's desire to earn an interest yield (held for investment), to realize a holding gain from assets held for indefinite periods of time (held for sale), or to earn a dealer's spread between the bid and asked prices (held for trading). Depository institution investment portfolios are maintained to provide earnings consistent with the safety factors of quality, maturity, marketability and risk diversification. Securities that are purchased to accomplish these objectives may be reported at their amortized cost only when the depository institution has both the intent and ability to hold the assets for long-term investment purposes. Securities held for investment purposes may be accounted for at amortized cost, securities held for sale are to be accounted for at the lower of cost or market, and securities held for trading are to be accounted for at market. The Association believes that its investment activities have been and will continue to be conducted in accordance with the requirements of OTS policies and generally accepted accounting principles. See "Business - Investment Activities."

          The accounting principles for depository institutions are currently undergoing review to determine whether the historical cost model or market-based measures of valuation is the appropriate measure for reporting the assets of such institutions in their financial statements. Such a proposal is controversial because any change in applicable accounting principles which requires depository institutions to carry mortgage-backed securities and mortgage loans at fair market value could result in substantial losses to such institutions and increased volatility in their liquidity and operations. Currently, it cannot be predicted whether there will be any changes in the accounting principles for depository institutions in this regard or when any such changes might become effective. The Association adopted FASB Statement 115 effective September 30, 1993.

          In September 1991, the FASB issued for comment an exposure draft entitled "Accounting for Investments with Prepayment Risk." The proposed Statement addresses the post-acquisition measurement of investments in loans, receivables or other debt securities with cash flows that may vary due to prepayments. The proposed Statement would establish standards for the measurement of the carrying amount and income associated with such investments. Comments on the proposed Statement were accepted by the FASB until December 31, 1991. A substantial portion of the assets of the Association are investments in loans and other investments with prepayment risk. Management of the Association does not believe that implementation of the Statement, if adopted as proposed, will have a material adverse effect on the Association's financial condition or results of operations.

          On June 30, 1993, the FASB issued a proposed Statement of Financial Accounting Standards, "Accounting for Stock-based Compensation." The proposal would establish financial accounting and reporting standards for

                                          43



     stock-based compensation paid to employees. It would require recognition of compensation cost for the fair value of stock-based compensation paid to employees for their services. This fair value would be recognized at the date the award is granted. Amounts attributable to future service would be recognized as an asset, prepaid compensation, and would be amortized ratably over the period that the related employee services are rendered. If the award is for past services, the related compensation cost would be recognized in the period in which the award is granted. Stock price changes after the measurement date would have no effect on measuring the stock option or the related compensation cost. The disclosure provisions would be effective for years beginning after December 31, 1993, and recognition provisions after December 31, 1996.

          Recently, a committee of the U.S. Senate heard testimony on this issue and certain members thereof indicated that, in the absence of action by the FASB, they may introduce legislation in the U.S. Congress which requires companies to recognize compensation expense from employee stock option plans, which currently generally do not result in expense for financial reporting purposes either at the time of grant or exercise of options thereunder.

          In fiscal 1993, the Association adopted the 1993 Stock Incentive Plan subject to approval by the shareholders at the 1994 Annual Meeting. Management believes that the proposed FASB accounting for stock options, if adopted in its proposed form, would adversely affect financial statements issued after the three year disclosure period ending after December 31, 1996.

          In May, 1993, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." This statement addresses the accounting by creditors for impairment of all loans, uncollateralized as well as collateralized, loans that are measured at fair value or at the lower of cost of fair value, leases, loans restructured in a troubled debt restructuring, and debt securities. It requires that impaired loans be measured based on the present value of expected cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. The creditor should also evaluate the collectibility of both contractual interest and contractual principal when assessing loss accruals. The statement is effective for fiscal years beginning after December 15, 1994. Management of the Association does not believe that implementation of the Statement, when adopted, may have a material adverse effect on the Association's financial condition or results of operations.

          Federal Qualified Thrift Lender Test

          A savings association that does not meet the Qualified Thrift Lender ("QTL") Test set forth in the HOLA and implementing regulations must either convert to a bank charter or comply with the following restrictions on its operations: (i) the association may not engage in any new activity or make any new investment, directly or indirectly, unless such activity or investment is permissible for a national bank; (ii) the branching powers of the association shall be restricted to those of a national bank; (iii) the association shall not be eligible to obtain any advances from its FHLB; and

                                          44


     (iv) payment of dividends by the association shall be subject to the rules regarding payment of dividends by a national bank. Upon the expiration of three years from the date the association ceases to be a QTL, it must cease any activity and not retain any investment not permissible for a national bank and immediately repay any outstanding FHLB advances (subject to safety and soundness considerations).

          Effective December 19, 1991, the definition of Qualified Thrift Investments was amended in its entirety and the QTL Test was amended to require that Qualified Thrift Investments ("QTIs") represent 65% of portfolio assets, rather than 60% and 70% of tangible assets as previously required before and after July 1, 1991, respectively. Portfolio assets are defined as total assets less intangibles, property used by a savings association in its business and liquidity investments in an amount not exceeding 20% of assets. Generally, QTIs are residential housing related assets. At September 30, 1993, approximately 80.6% of the Association's assets were invested in QTIs, which was in excess of the percentage required toqualify the Association under theQTL Test in effectat that time.

          Classification of Assets

          Under current federal regulations, an institution's problem assets are subject to classification according to one of three categories:
     "substandard," "doubtful" and "loss." For assets classified "substandard" and "doubtful," the institution is required to establish prudent general loan loss reserves in accordance with generally accepted accounting principles. Assets classified "loss" must be either completely written off or supported by a 100% specific reserve. A classification category designated "special mention" also must be established and maintained for assets not currently requiring classification but having potential weaknesses or risk characteristics that could result in future problems. An institution is required to develop an in-house program to classify its assets, including investments in subsidiaries, on a regular basis and set aside appropriate loss reserves on the basis of such classification. Management believes it is in compliance with these requirements.

          Transactions with Affiliates

          Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Corporation) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same or at least as favorable, to the association or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the

                                          45



    restrictions  imposed by Sections 23A  and 23B, no  savings association may
     (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

          In addition, Sections 22(h) and (g) of the Federal Reserve Act places restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the association's loans-to-one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At September 30, 1993, the Association was in compliance with the above restrictions.

          Restrictions on Capital Distributions

          Effective August 1, 1990, the OTS promulgated a regulation governing capital distributions by savings associations, which include cash dividends, stock redemptions or repurchases, cash-out mergers, interest payments on certain convertible debt and other transactions charged to the capital account of a savings association. Generally, the regulation creates a safe harbor for specified levels of capital distributions from associations meeting at least their minimum capital requirements, so long as such associations notify the OTS and receive no objection to the distribution from the OTS. Associations and distributions that do not qualify for the safe harbor are required to obtain prior OTS approval before making any capital distributions.

          Generally, Tier 1 associations, which are savings associations that before and after the proposed distribution meet or exceed their fully phased-in capital requirements, may make capital distributions during any calendar year equal to the higher of (i) 100% of net income for the calendar year-to-date plus 50% of its "surplus capital ratio" at the beginning of the calendar year or (ii) 75% of net income over the most recent four-quarter period. The "surplus capital ratio" is defined to mean the percentage by which the association's ratio of total capital to assets exceeds the ratio of its fully phased-in capital requirement to assets, and "fully phased-in capital requirement" is defined to mean an association's capital requirement under the statutory and regulatory standards to be applicable on December 31, 1994, as modified to reflect any applicable individual minimum capital requirement imposed upon the association.

          Tier 2 associations, which are associations that before and after the proposed distribution meet or exceed their minimum capital requirements, may make capital distributions over the most recent four quarter period up

                                          46



     to a specified percentage of their net income during that four quarter period, depending on how close the association is to meeting its fully phased-in capital requirements. Tier 2 associations that meet the capital requirements to be in effect on January 1, 1993 (including the 8% risk-based requirement and then-applicable exclusions of nonpermissible subsidiary investments and goodwill) are permitted to make distributions totaling up to 75% of net income over the four quarter period. Tier 2 associations that meet the January 1, 1991 capital requirements (including the 7.2% risk-based requirement and the then-applicable exclusions of nonpermissible subsidiary investments and goodwill) are permitted to make distributions totaling up to 50% of net income over the four quarter period. Tier 2 associations that meet current minimum requirements, but not the January 1, 1991 standard, may make distributions totaling up to 25% of net income over the four quarter period.

          Tier 3 associations, which are associations that do not meet current minimum capital requirements or that have capital in excess of either their fully phased-in capital requirement or minimum capital requirement but which have been notified by the OTS that it will be treated as a Tier 3 association because they are in need of more than normal supervision, cannot make any capital distribution without obtaining OTS approval prior to making such distributions.

          In order to make distributions under these safe harbors, Tier 1 and Tier 2 associations must submit 30 days written notice to the OTS prior to making the distribution. The OTS may object to the distribution during that 30-day period based on safety and soundness concerns. In addition, a Tier 1 association deemed to be in need of more than normal supervision by the OTS may be downgraded to a Tier 2 or Tier 3 association as a result of such a determination.

          Federal Reserve System

          The Federal Reserve Board requires all depository institutions to maintain reserves against their transaction accounts (primarily NOW and Super NOW checking accounts) and non-personal time deposits. At September 30, 1993, the Association was in compliance with the applicable requirements.

          The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy applicable liquidity requirements. Because required reserves must be maintained in the form of vault cash or a noninterest-bearing account at a Federal Reserve Bank, the effect of this reserve requirement is to reduce the Association's earning assets.

          Interstate Acquisitions

          OTS regulations recently have been amended to provide federally chartered savings associations with essentially unlimited, subject to federal law, ability to open branch offices in any state. Generally, federal law prohibits federal thrifts from establishing, retaining or operating a branch outside the state in which the federal association has its home office unless the association meets the Internal Revenue's domestic building and loan test (generally, at least 60% of a thrift's

                                          47







     assets must be housing-related) ("IRS Test"). The IRS Test requirement does not apply if: (i) the branch(es) result(s) from an emergency acquisition of a troubled thrift (however, if the troubled association is acquired by a bank holding company, does not have its home office in the state of the bank holding company's bank subsidiary and does not qualify under the IRS Test, its branching is limited to the branching laws for state-chartered banks in the state where the thrift is located); (ii) the law of the state where the branch would be located would permit the branch to be established if the federal association were chartered by the state in which its home office is located; or (iii) the branch was operated lawfully as a branch under state law prior to the association's conversion to a federal charter. Furthermore, the OTS will evaluate a branching applicant's record of compliance with the Community Reinvestment Act ("CRA"). A poor CRA record may be the basis for denial of a branching application.

                                       TAXATION


          Federal Taxation

          General. The Association is subject to federal income taxation under the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations with some exceptions, including particularly the reserve for bad debts discussed below. The following discussion of federal taxation is intended only to summarize certain federal income tax matters and is not a comprehensive description of the tax rules applicable to the Association.

          Accrual Method of Accounting. For federal income tax purposes, the Association currently reports its income and expenses on the accrual basis method of accounting and uses a tax year ending September 30 for filing its federal income tax returns. Jefferson files consolidated federal income tax returns with its wholly-owned subsidiaries, except for JFC II, which is a real estate mortgage investment conduit.

          Bad Debt Reserves. Savings institutions such as the Association which meet certain definitional tests primarily relating to their assets and the nature of their businesses, are permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions may, within specified formula limits, be deducted in arriving at the Association's taxable income. For purposes of computing the deductible addition to its bad debt reserve, the Association's loans are separated into "qualifying real property loans" (i.e., generally those loans secured by interests in real property) and all other loans ("nonqualifying loans"). The deduction with respect to nonqualifying loans must be computed under the experience method, which essentially allows a deduction for the Association's actual charge-offs, while a deduction with respect to qualifying loans may be computed using a percentage based on actual loss experience or a percentage of taxable income. Reasonable additions to the reserve for losses on nonqualifying loans must be based upon actual loss experience and would reduce the current year's addition to the reserve for losses on qualifying real property loans, unless that addition is also determined under the experience method. The sum of the additions to each reserve for each year is the Association's annual bad debt deduction.

                                          48







          Under the experience method, the deductible annual addition to the Association's bad debt reserves is the amount necessary to increase the balance of the reserve at the close of the taxable year to the greater of
     (a) the amount which bears the same ratio to loans outstanding at the close of the taxable year as the total net bad debts sustained during the current and five preceding taxable years bear to the sum of the loans outstanding at the close of those six years or (b) the lower of (i) the balance in the reserve account at the close of the last taxable year prior to the most recent adoption of the experience method (the "base year"), except that for taxable years beginning after 1987, the base year is the last taxable year before 1988, or (ii) if the amount of loans outstanding at the close of the taxable year is less than the amount of loans outstanding at the close of the base year, the amount which bears the same ratio to loans outstanding at the close of the taxable year as the balance of the reserve at the close of the base year bears to the amount of loans outstanding at the close of the base year.

          Under the percentage of taxable income method, the bad debt deduction equals 8% of taxable income determined without regard to that deduction and with certain adjustments. The availability of the percentage of taxable income method has historically permitted a qualifying savings institution to be taxed at a lower maximum effective marginal federal income tax rate than that applicable to corporations in general. The maximum effective marginal federal income tax rate payable by a qualifying savings institution fully able to use the maximum deduction permitted under the percentage of taxable income method, in the absence of other factors affecting taxable income, is 31.3% (as compared with 34% for corporations generally). Any savings institution at least 60% of whose assets are qualifying assets, as described in Section 7701(a)(19)(c) of the Code, will generally be eligible for the full 8% of taxable income deduction. As of September 30, 1993, at least 60% of the Association's assets were "qualifying assets" described in Section 7701(a)(19)(C) of the Code, and the Association anticipates that at least 60% of its assets will continue to be qualifying assets in the immediate future. If this ceases to be the case, the Association may be required to restore some portion of its bad debt reserve to taxable income in the future.

          Under the percentage of taxable income method, the bad debt deduction for an addition to the reserve for qualifying real property loans cannot exceed the amount necessary to increase the balance in this reserve to an amount equal to 6% of such loans outstanding at the end of the taxable year. The bad debt deduction is also limited to the amount which when added to the addition to the reserve for losses on nonqualifying loans, equals the amount by which 12% of deposits at the close of the year exceeds the sum of surplus, undivided profits and reserves at the beginning of the year. Based on experience, it is not expected that these restrictions will be a limiting factor for the Association in the foreseeable future. In addition, the deduction for qualifying real property loans is reduced by an amount equal to the deduction for nonqualifying loans.

          In  fiscal 1992 and 1991,  the Association used  the experience method
     with  respect to  qualifying real  property  loans.   In  fiscal 1993,  the
     Association intends to utilize the percentage of taxable income method.



                                          49



          Distributions. If the Association distributes cash or property to stockholders, and the distribution is treated as being from its accumulated bad debt reserves, the distribution will cause the Association to have additional taxable income. As of September 30, 1993, retained earnings included approximately $3.2 million of accumulated bad debt reserves. A distribution to stockholders is deemed to have been made from accumulated bad debt reserves to the extent that (a) the reserves exceed the amount that would have been accumulated on the basis of actual loss experience, and (b) the distribution is a "non-dividend distribution." A distribution in respect of stock is a non-dividend distribution to the extent that, for federal income tax purposes, (i) it is in redemption of shares, (ii) it is pursuant to a liquidation of the institution, or (iii) in the case of a current distribution, together with all other such distributions during the taxable year, exceeds the Association's current and accumulated earnings and profits. The amount of additional taxable income created by a nondividend distribution is an amount that when reduced by the tax attributable to it is equal to the amount of the distribution.

          Alternate Minimum Tax. The Code imposes an alternative minimum tax ("AMT") at a rate of 20% on a base of regular taxable income plus certain tax preferences ("alternative minimum taxable income" or "AMTI") and will be payable to the extent such AMTI is in excess of an exemption amount. The Code provides that an item of tax preference is the excess of the bad debt deduction allowable for a taxable year pursuant to the percentage of taxable income method over the amount allowable under the experience method. The other items of tax preference that constitute AMTI include (a) tax-exempt interest on newly issued (generally, issued on or after August 8, 1986) private activity bonds other than certain qualified bonds and (b) for taxable years after 1989, 75% of the excess (if any) of (i) adjusted current earnings as defined in the Code, over (ii) AMTI (determined without regard to this preference and prior to reduction by net operating losses). Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. In addition, for taxable years after 1986 and before 1992, corporations, including thrift institutions, are also subject to an environmental tax equal to 0.12% of the excess of AMTI for the taxable year (determined without regard to net operating losses and the deduction for the environmental tax) over $2.0 million. The Association incurred a minimum tax expense of $40,000 in fiscal 1991 which will be utilized as a credit carryover against regular tax in fiscal 1993.

          Net Operating Loss Carryovers. A financial institution may carry back net operating losses ("NOLs") to the preceding three taxable years and forward to the succeeding 15 taxable years. This provision applies to losses incurred in taxable years beginning after 1986. Losses incurred by savings institutions in years beginning after 1981 and before 1986 may be carried back 10 years and forward eight years. As of September 30, 1993, the Association had $1.3 million of net operating loss carryforwards for federal income tax purposes. For income tax purposes, the availability of the Association's tax credit carryforwards to offset current taxable income has been recorded as restricted by Internal Revenue Code Section 382. In general, Section 382 provides that following an "ownership change" in a "loss corporation" the tax credit carryforwards of that corporation will be available to offset taxable income in each taxable year following the "ownership change" only up to the amount of the Section 382 limitation

                                          50




     (generally, the product of the corporation's market value at the time of the "ownership change" and the long-term tax-exempt bond rate at such time) for such year. The $1.3 million carryforward for income tax purposes would therefore be limited to a maximum of $430,000 in any one year.

          Capital Gains and Corporate Dividends-Received Deduction. The capital gains income tax which was previously imposed at a tax rate of 28% on a corporation's net long-term capital gains was repealed effective December 31, 1986. Consequently, corporate net capital gains will be taxed at a maximum rate of 34%. The corporate dividends-received deduction is 80% in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return and corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct only 70% of dividends received or accrued on their behalf. However, a corporation may eliminate from income 100% of dividends from a member of the same affiliated group of corporations.

          Tax Returns. The federal income tax returns of the Association, for its tax years beginning after September 30, 1987 and subsequent periods are open under the statute of limitations and are subject to review by the Internal Revenue Service.


          Recent Tax Developments. In August, 1993, the Revenue Reconciliation Act of 1993 became law, and effects tax changes for individuals and businesses. Key provisions affecting financial institutions include the following: (1) an increase in the tax rate on corporate taxable income from 34% to 35% for taxable income over $10.0 million; (2) provides a 15-year straight line amortization period for intangible assets acquired in a taxable purchase; (3) requires security dealers (to include financial institutions) to value securities not held as inventory to be marked to market; (4) requires thrifts to file information returns with the Internal Revenue Service reporting any discharge of indebtedness of $600 or more;
     (5) repeals the "stock for debt" exception to the recognition of cancellation of debt income; (6) relaxes seller-financing restriction on sales of foreclosed real property to pensions and exempt organizations; (7) increases the required estimated tax payments by corporations to 100%; (8) limits deductibility of business meals and entertainment to 50%; (9) repeals the deduction for club dues; (10) denies the deduction for spousal travel expenses; (11) repeals the deduction for lobbying expenses; (12) increases the cost-recovery period of non-residential real property to 39 years from its present 31.5 years; (13) extends the employer provided educational assistance programs; (14) adds entirely new capital gains provisions for the sale and exchange of certain small business stock; (15) limits deductions for executive compensation to $1.0 million per executive;
     (16) eliminates the ceiling on the Medicare portion (2.9%) of the FICA tax; and (17) lowers the maximum amount of annual compensation to $150,000 when determining the size and allocation of retirement plan contributions.

          The enactment of this legislation will result in increased tax expense to the Association.


                                          51



     State Taxation

          Virginia imposes a corporate income tax on a base which is similar to federal income tax, as adjusted by adding back the federal bad debt deduction but taking into account a state bad debt deduction of 40%. The state corporate tax rate is 6% of Virginia taxable income.




     Item 2.   Properties.

     Offices and Other Material Properties

          At September 30, 1993, the Association conducted its business from its main office in Warrenton, Virginia and six branch offices. The following table sets forth certain information with respect to the offices of the Association as of September 30, 1993.

                                                            Net Book Value of
                                 Owned       Lease       Property or Leasehold
                                   or      Expiration     Improvements as of
Office Location                  Leased      Date         September 30, 1993
                                                        (Dollars in Thousands)
Main Office:
 550 Broadview Avenue            Owned        --                $  898
 Warrenton, Virginia 22186

Branch Offices:
 Warrenton Center               Leased      11/30/97            $   38
 Warrenton, Virginia 22186

 701 South Main Street           Owned         --               $  323
 Culpeper, Virginia  22701

 1705 Seminole Trail             Owned         --               $  642
 Rio Road & 29 North
 Charlottesville, Virginia 22906

 300 Preston Avenue             Leased       7/31/96            $   13
 Commonwealth Center
 Charlottesville, Virginia 22901

 9-J Catoctin Circle, S.W.      Leased      10/31/94            $   51
 Village Square Shopping Center
 Leesburg, Virginia  22075

 20 East Luray Shopping Center  Leased      9/30/97             $    6
 Luray, Virginia  22835


                                          52




Future Loan Production Location
8500 Sudley Road                Owned       --                  $  392
Manassas, Virginia 22110

     Item 3.   Legal Proceedings

          Jefferson is a party to the following legal proceedings which management believes will not have a material adverse impact on the consolidated financial statements.

     a.   Max Greenhalgh, et al. v. Virginia Beach Savings and Loan Bank, et al.

          This suit is filed in the Third Judicial District of Summit County, Utah. This is a suit instituted by plaintiffs calling themselves "Founding Members" of the Jeremy Ranch Golf Club. The Founding Members seek to protect what they allege to be their golfing and club privileges incident to their Membership in the Jeremy Ranch Golf Club. Though a named defendant, Jefferson has never been served. The only participant to be served was the lead lender, Virginia Beach Federal Savings Bank.

          Jefferson was one of the four participants in a loan transaction that was initially entered into in November, 1982 by and between Jeremy Ltd., a Utah limited partnership, Richards Woodbury Mortgage Corporation, a Utah corporation, the loan originator and servicing agent, and Virginia Beach Federal Savings Bank, the lead lender. The loan was secured by real estate known as Jeremy Ranch, including the Jeremy Ranch Golf Course. Jefferson held a 23.59% interest in this loan.

          Because the loan was in default, the lenders foreclosed on the property on November 28, 1988. The Founding Members' suit was filed prior to the foreclosure sale, and the plaintiffs sought a temporary restraining order to prevent the foreclosure sale. The court refused to issue such an order. The action continued on the Founding Members' multiple legal theories that the lenders, including Jefferson, lost their security interest in the property and are precluded from enforcing such security interest so as to adversely affect the Founding Members' privileges. In the alternative, the Founding Members sought compensatory damages against the lenders in excess of $2,000,000.

          By memorandum decision dated July 11, 1991, the court entered Summary Judgment in favor of the Plaintiffs and found that the "Founding Members" of the Jeremy Ranch Club hold easements in gross on the golf course. No damages were awarded.

          In November, 1991, Jefferson entered into an agreement with Virginia Beach Federal Savings Bank whereby Virginia Beach Federal Savings Bank purchased Jefferson's interest in all of the Jeremy Ranch property and agreed to indemnify and hold Jefferson harmless in this litigation.

          The matter was tried in February and March of 1993. The court found that approximately one-third of the Plaintiffs were not entitled to an easement, but confirmed that the other Plaintiffs did have easements and

                                          53







     who were also awarded damages. Both sides appealed. In November of 1993, Virginia Beach Federal Savings Bank settled the case with 179 of the 180 Plaintiffs in part by selling them the golf course. The matter is still on appeal as to the one remaining Plaintiff.

     b. William T. Blair, Jr. v. Virginia Beach Federal Savings Bank et al., Civil No. 900901684.

          This action was filed in the Third Judicial District Court of Salt Lake County, Utah. Plaintiff's claim arises from an employment agreement he entered into in April of 1985 with the Jeremy Service Corporation. The Jeremy Service Corporation was the general partner of Jeremy Ltd., which at the time owned the Jeremy Ranch. Plaintiff alleges that the Jeremy Service Corporation was the alter ego of the participating lenders, including Jefferson, in the Jeremy Ranch loan.

          Plaintiff asserts various legal theories against the lenders and seeks damages in the following amounts:

          1.   Breach of contract:  $155,126
          2.   Breach of covenant of good faith and fair dealings:  $228,581
          3.   Fraud:  $228,581
          4.   Compensatory:  $862,013 punitive
          5.   Negligent misrepresentation:  $1,090,594
          6.   Promissory estoppel:  $182,000
          7.   Indemnification:  $11,119

          In November, 1991, Jefferson entered into an agreement with Virginia Beach Federal Savings Bank whereby Virginia Beach Federal purchased Jefferson's interest in all of the Jeremy Ranch property and agreed to indemnify and hold Jefferson harmless in this litigation.

     Other

          The Association has resolved to indemnify and hold harmless those officers of the Association serving on boards of directors of other corporations where such service is at the request of, and in the best interests of, the Association. Two officers of the Association are or were directors of Jeremy Service Corporation which is involved in one or more of the law suits referred to above.

     Item 4.   Submission of Matters to Vote of Security Holders.

          Not applicable.
     PART II.

     Item 5. Market for Registrant's Common Equity and Related Stockholder Matters.

          The information required herein is incorporated by reference from the inside back cover of the Association's Annual Report.


                                          54







     Item 6.   Management's Discussion and Analysis.

          The information required herein is incorporated by reference from pages 3 to 17 of the Annual Report.

     Item 7.   Financial Statements.

          The information required herein is incorporated by reference from pages 18 to 43 of the Annual Report.

     Item 8. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

          Not applicable.

     PART III.

     Item 9. Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act.

          The information required herein is incorporated by reference from pages 3 to 8 of the definitive proxy statement of the Association filed on January 11, 1994 ("Definitive Proxy Statement").

     Item 10.  Executive Compensation.

          The information required herein is incorporated by reference from pages 9 to 12 of the Definitive Proxy Statement.

     Item 11.  Security Ownership of Certain Beneficial Owners and Management.

          The information required herein is incorporated by reference from pages 1 to 3 of the Definitive Proxy Statement.

     Item 12.  Certain Relationships and Related Transactions.

          The information required herein is incorporated by reference from pages 12 and 13 of the Definitive Proxy Statement.

     Item 13.  Exhibits, List and Reports on Form 8-K.

          (a)  Exhibits Required by Item 601 of Regulation S-B.

          (1) The following financial statements are incorporated by reference from Item 7 hereof (see Exhibit 13):

          Consolidated Balance Sheets at September 30, 1993 and 1992 Consolidated Statements of Operations for Each of the Three
            Years in the Period Ended September 30, 1993




                                          55




          Consolidated Statements of Stockholders' Equity for Each of the Three Years in the Period Ended
            September 30, 1993
          Consolidated Statements of Cash Flows for Each of the Three
            Years in the Period Ended September 30, 1993
          Notes to Consolidated Financial Statements
          Report of Independent Certified Public Accountants

          (2) The following exhibits are filed as part of this Form 10-KSB and this list includes the Exhibit Index.

   No.                  Exhibits                                  Page
   3.1      Federal Stock Charter                                  *
   3.2      Federal Stock Bylaws                                   E-1
   4        Specimen Stock Certificate                             **
   10.1     Employment agreement with Thomas W. Winfree            E-11
   10.2     Form of severance agreement with Craig A. Mason        E-19
   10.3     Form of severance agreement with Walter E. Monroe      E-23
   10.4     Form of severance agreement with Benny N. Werner       E-27
   10.5     Form of severance agreement with James A. Yergin       E-31
   10.6     Form of severance agreement with John E. Meyer         E-35
   10.7     Form of severance agreement with Carol J. Smith        E-39
   10.8     Form of severance agreement with Melanie K. Smith      E-43
   10.9     Form of severance agreement with Shirley B. Stalnaker  E-47
   10.10    Form of severance agreement with JoDale Favara         E-51
   10.11    Form of severance agreement with Douglas R. Lawrence   E-55
   13       Annual Report to Stockholders                          E-59
   22       Subsidiaries of the Registrant - Reference
                is made to "Item 1.  Subsidiaries" for
                the required information.

          * Incorporated by reference to the Association's Form 10-K for the year ended September 30, 1992.

          ** Incorporated by reference to the Association's Form 10-K for the year ended September 30, 1991.

          (b)  Not applicable.



                                      SIGNATURES

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Jefferson has duly caused this report to be signed on its behalf of the undersigned, thereunto duly authorized.

                         JEFFERSON SAVINGS AND LOAN ASSOCIATION, F.A.


                         By:  /s/ Thomas W. Winfree
                              Thomas W. Winfree, President and
                                 Chief Executive Officer




                                          56


          Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below on behalf of the Registrant by the following persons in the capacities on the dates indicated.

       Name                     Title                      Date


 /s/ Robin C. Gulick        Director and Chairman        December 31, 1993
 Robin C. Gulick                of the Board

 /s/ Thomas W. Winfree      Director, President          December 31, 1993
 Thomas W. Winfree          and Chief Executive
                            Officer

 /s/ Calvin P. Burton       Director                     December 31, 1993
 Calvin P. Burton

 /s/ Charles H. Jones, Jr.  Director                     December 31, 1993
 Charles H. Jones, Jr.

 /s/ Robert F. Kube         Director                     December 31, 1993
 Robert F. Kube

 /s/ William M. Rider       Director                     December 31, 1993
 William M. Rider

 /s/ Saul J. Robinson       Director                     December 31, 1993
 Saul J. Robinson

                            Director                     December 31, 1993
 John Sheldon Clark

                            Director                     December 31, 1993
 Arthur J. Shadek

 /s/ Craig A. Mason         Senior Vice President,       December 31, 1993
 Craig A. Mason             Chief Financial
                            Officer and Principal
                            Accounting Officer